UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Penumbra, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PENUMBRA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2024

April 24, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of the Stockholders (the Annual Meeting) of Penumbra, Inc., a Delaware corporation (we, us, Penumbra or the Company). The Annual Meeting will be held on Wednesday, June 5, 2024 at 11:00 a.m. (Pacific Daylight Time), in building 1310 on the Company’s campus at One Penumbra Place, Alameda, CA 94502 for the following purposes:
1.    To elect the nominees for Class III director to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified;
2.    To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Penumbra for the fiscal year ending December 31, 2024;
3.    To approve, on an advisory basis, the compensation of the Company’s named executive officers; and
4.    To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders (the Proxy Statement).
The record date for the Annual Meeting is Friday, April 12, 2024 (the Record Date). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company’s principal executive offices at One Penumbra Place, Alameda, CA 94502 for a period of 10 days prior to the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on
June 5, 2024 at 11:00 a.m.
in building 1310 on the Company’s campus at One Penumbra Place, Alameda, CA 94502
The Proxy Statement and annual report to stockholders are available at: www.proxyvote.com.

By Order of the Board of Directors

Johanna Roberts
Executive Vice President, General Counsel and Secretary
Alameda, California

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD, OR VOTE OVER THE TELEPHONE OR INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER IN ORDER TO BE ENTITLED TO VOTE IN PERSON AT THE ANNUAL MEETING.

Penumbra, Inc.
One Penumbra Place
Alameda, CA 94502

PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the SEC), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the Proxy Availability Notice) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Proxy Availability Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Proxy Availability Notice.
We provided some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Proxy Availability Notice. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically.
We expect that this Proxy Statement and the other proxy materials will be available to stockholders on or about April 24, 2024.
What does it mean if I receive more than one Proxy Availability Notice?
If you receive more than one Proxy Availability Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Proxy Availability Notice to ensure that all of your shares are voted.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Wednesday, June 5, 2024 at 11:00 a.m. (Pacific Daylight Time) in building 1310 on the Company’s campus at One Penumbra Place, Alameda, CA 94502. You may contact Investor Relations at investors@penumbrainc.com to obtain directions to the Annual Meeting. Information on how to vote in person at the Annual Meeting is discussed below. If you plan to attend the Annual Meeting, please note that attendance will be limited to stockholders as of the Record Date. Each stockholder may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date of April 12, 2024 will be entitled to vote at the Annual Meeting. On the Record Date, there were 38,757,817 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 12, 2024, your shares were registered directly in your name with Penumbra’s transfer agent, Equiniti Trust Company, LLC (EQ), then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below (See “How do I vote?” below) or complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If, on April 12, 2024, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Availability Notice will be forwarded to you by the organization that holds your account. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.
What am I voting on?
There are three matters scheduled for a vote at the Annual Meeting:
•    Election of two Class III directors;
•    Ratification of the selection of PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024; and
•    Advisory vote on the compensation of the Company’s named executive officers.
What if another matter is properly brought before the Annual Meeting?
The Board of Directors of the Company (the Board or the Board of Directors) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.
What is the Board’s voting recommendation?
The Board recommends that you vote your shares:
•    “For” the election of all nominees for director;
•    “For” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024; and
•    “For” the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

How do I vote?
With regard to the election of directors, you may either vote “For” all nominees to the Board or you may “Withhold” your vote for any nominee you specify or for all nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet, or vote by proxy using a proxy card that you receive or may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy. Voting in person will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).
•    To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Daylight Time on June 4, 2024 to be counted.
•    To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card (or scan the QR Barcode on your proxy card). You will be asked to provide the company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Daylight Time, on June 4, 2024 to be counted.
•    To vote using the proxy card, simply complete, sign and date the proxy card that you receive or may request and return it promptly in the envelope provided. If you return your signed proxy card to us and we receive it before the Annual Meeting, we will vote your shares as you direct.
•    To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a Proxy Availability Notice containing voting instructions from that organization rather than from Penumbra. Simply follow the voting instructions in the Proxy Availability Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2024, the Record Date.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the ratification of the selection of PwC as the Company’s independent registered public accounting firm, and “For” the advisory approval of the compensation of the Company’s named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will my vote be kept confidential?
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.
Who is paying for this proxy solicitation?
The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•    You may submit another properly completed and signed proxy card with a later date.
•    You may submit a subsequent proxy by telephone or through the Internet.
•    You may send a timely written notice that you are revoking your proxy to Penumbra’s Secretary or Chief Executive Officer at One Penumbra Place, Alameda, CA 94502.
•    You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, banker or other nominee, you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.
When are stockholder proposals for inclusion in our proxy statement for next year’s annual meeting due?
Stockholders wishing to present proposals for inclusion in the Company’s proxy statement for our 2025 annual meeting of stockholders (the 2025 Annual Meeting) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the Exchange Act), must submit their proposals so that they are received by us at our principal executive offices no later than December 25, 2024, unless the date of the 2025 Annual Meeting is more than 30 days before or more than 30 days after June 5, 2025, in which case the proposals must be submitted so that they are received by us a reasonable time before we begin to print and send our proxy materials for the 2025 Annual Meeting. Proposals should be sent to our Secretary at One Penumbra Place, Alameda, CA 94502.

In addition, our Second Amended and Restated Bylaws (our Bylaws) contain “proxy access” provisions (the Proxy Access Bylaw) that permit a stockholder or group of stockholders to include director candidates that they intend to nominate in our annual meeting proxy statement and on our proxy card, provided that the stockholder ownership, notice and other requirements set forth in our Bylaws are satisfied. To be timely for the 2025 Annual Meeting, the required notice under the Proxy Access Bylaw must be received by us at our principal executive offices not earlier than November 25, 2024 and not later than December 25, 2024, unless the date of the 2025 Annual Meeting is more than 30 days before or more than 30 days after June 5, 2025, in which case notice under the Proxy Access Bylaw must be received no later than the later of 180 days prior to the date of the 2025 Annual Meeting or the 10th day following the date on which the date of the 2025 Annual Meeting is first publicly announced or disclosed.

When are other proposals and stockholder nominations for next year’s annual meeting due?

With respect to proposals and nominations not to be included in the Company’s proxy statement for the 2025 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act or the Proxy Access Bylaw, our Bylaws provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at an annual meeting of stockholders must notify our Secretary by a written notice, which notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.

Stockholders wishing to submit director nominations or proposals for consideration at the 2025 Annual Meeting under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than January 6, 2025 and not later than February 5, 2025 in order to be considered. In the event that the 2025 Annual Meeting is to be held on a date that is not within 30 days before or 70 days after the one-year anniversary of the Annual Meeting, then a stockholder’s notice must be received at our principal executive offices no earlier than 120 days prior to the date of the 2025 Annual Meeting and no later than the later of 70 days prior to the date of the 2025 Annual Meeting or the 10th day following the date on which we make a public announcement of the date of the 2025 Annual Meeting. Stockholders must also comply with all applicable requirements of the Exchange Act (including Rule 14a-19) with respect to the solicitation of proxies in support of director nominees other than the Company’s nominees.

Nominations or proposals should be sent in writing to our Secretary at One Penumbra Place, Alameda, CA 94502. A stockholder’s notice to nominate a director or bring any other business before the 2025 Annual Meeting must set forth certain information, which is specified in our Bylaws. A complete copy of our Bylaws can be found in the Investors section of our website at www.penumbrainc.com under “Governance.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” votes and any broker non-votes for the proposal to elect directors, and with respect to other proposals, votes “For”, “Against”, “Abstain” and broker non-votes (if applicable).

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (the NYSE), which generally apply to all brokers, banks or other nominees, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only the proposal to ratify the selection of our independent registered public accounting firm is considered a “routine” matter for this purpose and brokers, banks or other nominees generally have discretionary voting power with respect to such proposal.
What is the effect of abstentions and broker non-votes?
Abstentions: Under the laws of the State of Delaware, where Penumbra is incorporated, abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as votes cast. Our Bylaws provide that, except as otherwise required by law or our certificate of incorporation, a stockholder action (other than the election of directors) shall be decided by the vote of the holders of a majority of the total number of votes of the Company’s capital stock cast on the matter. Therefore, abstentions will have no effect on Proposal No. 2—Ratification of the Selection of the Independent Registered Public Accounting Firm for Penumbra and Proposal No. 3—Advisory Vote on the Compensation of the Company’s Named Executive Officers.

Broker Non-Votes: A “broker non-vote” occurs when a broker, bank or other nominee holding your shares in street name does not vote on a particular matter because you did not provide the broker, bank or other nominee with voting instructions and the broker, bank or other nominee lacks discretionary voting authority to vote the shares because the matter is considered “non-routine” under NYSE rules. The “non-routine” matters on the agenda for the Annual Meeting include Proposal No. 1—Election of Directors and Proposal No. 3—Advisory Vote on the Compensation of the Company’s Named Executive Officers.

Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. However, because broker non-votes are not considered under Delaware law to be entitled to vote on non-routine proposals, they will have no effect on the outcome of the vote on Proposal No. 1—Election of Directors and Proposal No. 3—Advisory Vote on the Compensation of the Company’s Named Executive Officers. As a result, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote your shares in the election of directors or the advisory vote on the compensation of the Company’s named executive officers, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2024 is considered a “routine” matter under NYSE rules. Therefore, your broker, bank or other nominee will be able to vote on Proposal No. 2—Ratification of the Selection of the Independent Registered Public Accounting Firm for Penumbra even if it does not receive instructions from you, so long as it holds your shares in its name.

How many votes are needed to approve each proposal?

Proposal	Vote Required	Discretionary Voting Allowed?
No. 1. Election of Directors	Plurality	No
No. 2. Ratification of the Selection of the Company’s Independent Registered Public Accounting Firm	Majority Cast	Yes
No. 3. Advisory Vote on the Compensation of the Company’s Named Executive Officers	Majority Cast	No
A “Plurality,” with regard to the election of directors, means that the two nominees who receive the most “For” votes cast by the holders of shares either present in person or represented by proxy will be elected to our Board. A “Majority Cast,” with regard to the ratification of the selection of our independent registered public accounting firm and the advisory vote on the compensation of our named executive officers, means that a majority of the votes cast on the proposal are voted “For” the proposal.

Accordingly:
•Proposal No. 1: For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on Proposal No. 1 will be elected as Class III directors to hold office until the 2027 annual meeting of stockholders. Only “For” votes will affect the outcome, and therefore “Withhold” votes and broker non-votes will not affect the outcome of Proposal No. 1.
•Proposal No. 2: To be approved, a majority of the total votes cast on Proposal No. 2 must be voted “For” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. Abstentions will not be considered votes cast on Proposal No. 2, and since the ratification of the selection of PwC is a matter on which a broker, bank or other nominee has discretionary voting authority, we do not expect any broker non-votes with respect to Proposal No. 2.
•Proposal No. 3: To be approved, a majority of the total votes cast on Proposal No. 3 must be voted “For” the approval, on an advisory basis, of the compensation of our named executive officers. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 3, and therefore will not affect the outcome of Proposal No. 3.
None of the proposals, if approved, entitles stockholders to appraisal rights under Delaware law or our charter.
What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 38,757,817 shares outstanding and entitled to vote. Thus, the holders of at least 19,378,909 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by mail, over the phone or through the Internet (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be reported in a Current Report on Form 8-K (Form 8-K) that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to report the preliminary voting results within four business days after the Annual Meeting and to file an additional Form 8-K (or an amendment to the Form 8-K reporting the preliminary voting results) to report the final voting results within four business days after the final voting results are known to us.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
No director, nominee for election as director, or executive officer of Penumbra has any special interest in any matter to be voted upon other than, in the case of our director nominees, their election to the Board of Directors. The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment.
PROPOSAL NO. 1: ELECTION OF DIRECTORS
The Company’s Board of Directors is presently comprised of eight members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election. Class I directors consist of Don Kassing, Thomas Wilder and Janet Leeds; Class II directors consist of Arani Bose, M.D., Bridget O’Rourke and Surbhi Sarna; and Class III directors consist of Adam Elsesser and Harpreet Grewal.
The Nominating and Corporate Governance Committee of the Board (the NCG Committee) has renominated each of our Class III directors, Messrs. Elsesser and Grewal, as nominees for a three-year term expiring at the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of Messrs. Elsesser and Grewal is currently a director of the Company. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee recommended by the NCG Committee and approved by the Board. We have no reason to believe that Mr. Elsesser or Mr. Grewal will be unable to serve if elected.

Nominees for Director, Continuing Directors, and Persons Chosen to Become Director
The names and ages of the nominees for director, continuing directors, and persons chosen to become director, and their principal occupations, length of service with the Company and Board committee memberships are set forth in the table below.

Name	Age	Director Since	Current Term Expires	Occupation	Independent	AC	CC	NCG
Nominees
Adam Elsesser(1)	62	June 2004	2024 Annual Meeting	Chief Executive Officer and President, Penumbra	No	—	—	—
Harpreet Grewal	57	April 2015	2024 Annual Meeting	Former Chief Operating Officer, Volante Technologies Inc.	Yes	—	M	—
Continuing Directors
Don Kassing(2)	82	February 2008	2025 Annual Meeting	President Emeritus, San Jose State University	Yes	—	M	M
Janet Leeds	62	January 2019	2025 Annual Meeting	Administrative Director, Fred Hutchinson Cancer Center	Yes	—	M	C
Thomas Wilder	60	January 2017	2025 Annual Meeting	Former President and Chief Executive Officer, Neuros Medical, Inc.	Yes	M, F	C	—
Arani Bose, M.D.	62	June 2004	2026 Annual Meeting	Former Chief Innovator, Penumbra	No	—	—	—
Bridget O’Rourke	56	April 2017	2026 Annual Meeting	Former human resources executive	Yes	C, F	—	M
Surbhi Sarna	38	July 2019	2026 Annual Meeting	Partner, Y Combinator	Yes	M	—	M

AC: Audit Committee	C: Chair
CC: Compensation Committee	M: Member
NCG: Nominating and Corporate Governance Committee	F: Financial Expert

(1) Chairman of the Board.
(2) Presiding Director.
A brief biography of each nominee for director, continuing director, and person chosen to become director is set forth below, which includes information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director and continuing director that led the NCG Committee to believe that the director should continue to serve on the Board.
Director Nominees

Adam Elsesser co-founded Penumbra and has served as Chief Executive Officer and a member of the Board since our inception in June 2004, as Chairman of the Board since January 2015, and as President from January 2015 until August 2019 and again since May 2020. Prior to Penumbra, Mr. Elsesser led SMART Therapeutics, Inc. (SMART Therapeutics), a medical device company focused on devices for neuro-intervention, as its Chief Executive Officer from 2000 to 2002 and, after its acquisition by Boston Scientific Corporation, as President of SMART Therapeutics within Boston Scientific Corporation from 2002 to 2005. Before his work in the medical device industry, Mr. Elsesser was a partner in the law firm of Shartsis Friese LLP. Mr. Elsesser received a B.A. from Stanford University and a J.D. from Hastings College of the Law.

The Board has nominated Mr. Elsesser based on his extensive knowledge of the Company, the medical device industry and the competitive landscape, as well as his expertise in building and commercializing medical devices.

Harpreet Grewal has served on the Board since April 2015. Most recently, Mr. Grewal served as Chief Operating Officer of Volante Technologies Inc., a global provider of software for the integration, processing and orchestration of payments and financial messages, from September 2019 until September 2023, where he also served on the Board of Directors from 2014 to 2020 and served as Executive in Residence from April 2018 to March 2019. From February 2016 through April 2017, Mr. Grewal served as General Manager of Constant Contact, Inc. (Constant Contact), a technology company primarily focused on marketing tools and a wholly-owned indirect subsidiary of Endurance International Group Holdings, Inc. (Endurance). Prior to the acquisition of Constant Contact by Endurance, from 2010 to February 2016, Mr. Grewal served as Executive Vice President and Chief Financial Officer of Constant Contact. In December 2019, Mr. Grewal settled litigation instituted by the SEC alleging that Mr. Grewal violated the antifraud provisions of Section 17(a) of the Securities Act of 1933, as amended (the Securities Act), Section 10(b) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act, and violated, or aided and abetted the violation of, the reporting, record-keeping and internal controls requirements of Section 13(a), Section 13(b)(2)(A) and related rules under the Exchange Act in connection with his position at Constant Contact. Without admitting or denying the SEC’s allegations, Mr. Grewal consented to the entry of a Final Judgment that permanently enjoined him from future violations of Section 17(a) of the Securities Act and from aiding and abetting future violations of Section 13(a) or Section 13(b)(2)(A) of the Exchange Act, and required him to pay a fine of $350,000, including a $100,000 civil penalty. From 2008 to 2009, Mr. Grewal worked as an independent consultant to small businesses and early-stage entrepreneurs. From 2006 through 2008, Mr. Grewal was Executive Vice President and Chief Financial Officer of VistaPrint, Ltd. (VistaPrint), a publicly-traded online printing and marketing services company. Prior to VistaPrint, Mr. Grewal was Senior Vice President and Chief Financial Officer of GoldenSource Corporation, a data management company, from 2002 to 2006, Chief Financial Officer of eGain Communications Corporation, a customer engagement services company, from 1999 to 2002, and held various financial and strategic planning positions with PepsiCo, Inc., a publicly-traded food and beverage company, from 1996 to 1999. Mr. Grewal received a B.A. from the University of California, Berkeley and a M.A. from Johns Hopkins University.

The Board has nominated Mr. Grewal based on his extensive business and leadership experience, including financial expertise and strategic planning skills, at a range of high growth companies, both private and public.

Continuing Directors

Don Kassing has served on the Board since February 2008 and as Presiding Director of the Board since August 2015. Mr. Kassing is President Emeritus of San Jose State University. Mr. Kassing served as President of San Jose State University from 2004 to 2008, Interim President from 2010 to 2011, and Vice President, Administration and Finance and Chief Financial Officer from 1993 to 2004. Prior to his tenure at San Jose State University, Mr. Kassing spent 18 years in higher education and 11 years in private industry, including eight years in merchandising/marketing and operations management at Caleres, Inc. (formerly known as the Brown Group, Inc.), a leading footwear retailer and wholesaler, and spent 3 years in corporate finance at the General Motors Corporation. Mr. Kassing received a B.A. and an M.B.A. from Saint Louis University.

Mr. Kassing brings to the Board his extensive business and leadership experience, including valuable skills related to strategic planning, based on his long tenure leading a major educational institution, including overseeing the development and construction of two high-profile campus facilities and having primary responsibility for university business and financial affairs.

Janet Leeds has served on the Board since January 2019. Ms. Leeds has held a number of leadership and consulting roles in academic healthcare settings over more than thirty-five years. Currently, Ms. Leeds serves as an Administrative Director at the Fred Hutchinson Cancer Center. From 2005 to 2009, Ms. Leeds served as the Administrator for the Fred Hutchinson/University of Washington Cancer Consortium. From 2000 to 2005, Ms. Leeds served as the Director of Planning at the Fred Hutchinson Cancer Research Center. From 1996 to 2000, Ms. Leeds served in various positions that were instrumental to the formation and development of the Seattle Cancer Care Alliance. Prior to that, from 1987 to 1995, Ms. Leeds held management consultant positions of increasing responsibility at ECG Management Consultants, where she primarily consulted with academic medical centers. Ms. Leeds received a B.A. from Stanford University and an M.B.A. from the University of Washington.

Ms. Leeds brings to the Board her strong healthcare background with extensive experience in organizational development and governance.

Thomas Wilder has served on the Board since January 2017. Most recently, Mr. Wilder served as the President and Chief Executive Officer of Neuros Medical, Inc., a neuro-modulation company, from August 2017 until October 2023, and currently serves on the board as an independent director. From February 2010 through July 2016, Mr. Wilder served as the Chief Executive Officer of Sequent Medical, Inc., a company dedicated to the development of innovative catheter-based neurovascular technologies. From April 2006 to 2009, Mr. Wilder served as the President and CEO of PhotoThera, Inc., a company that was developing a unique therapy for acute ischemic stroke patients. From 2002 to 2006, he served as the President and CEO of MicroTherapeutics, Inc. (MTIX), a company also focused on the neurovascular space. Mr. Wilder served in positions of increasing responsibility at Medtronic, Inc. from 1991 through 2002, most recently as Vice President and General Manager of its endovascular stent grafts division. Mr. Wilder began his career in the Financial Statement Audit Practice of Price Waterhouse, where he worked from 1986 to 1989. He received a B.A. from Stanford University and an M.B.A. from Northwestern University’s Kellogg Graduate School of Management, and served on the Board of Directors of Endologix, Inc. (ELGX) from May 2010 to October 2020.

Mr. Wilder brings to the Board his valuable experience based on his tenure as Chief Executive Officer at several medical device companies, as well as his tenure as a financial executive at a large medical device company.

Arani Bose, M.D., co-founded Penumbra in June 2004 and has served as a member of the Board since our inception. Dr. Bose was Chairman of the Board and Chief Medical Officer from 2005 until 2015 and served as Chief Innovator from 2015 until March 2022. Prior to founding Penumbra, Dr. Bose was an Assistant Professor of Radiology and Neurology at New York University (NYU) School of Medicine from 1997 to 2004, where he also had a clinical practice. While at NYU, Dr. Bose co-founded SMART Therapeutics. Dr. Bose received a B.A. from Stanford University and an M.D. from the University of Colorado School of Medicine with residency and fellowships at Yale University School of Medicine and NYU Medical Center.

Dr. Bose brings to the Board his extensive knowledge of the Company and the medical device industry, his training and expertise in interventional radiology and neurology, and his skills and experience in clinical research and device development and commercialization.

Bridget O’Rourke has served on the Board since April 2017. Ms. O’Rourke has held a number of executive and leadership positions over more than twenty years, with expertise across different industries. Most recently, Ms. O’Rourke served as Executive Director of the executive search and consulting practice of O’Rourke & Associates, a boutique firm providing services exclusively for the credit union industry, from July 2016 until May 2017. From August 2008 to June 2016, Ms. O’Rourke was Head of Human Resources at Passport Capital, LLC, a global asset management firm. Prior to Passport Capital, LLC, from 1997 to 2007 Ms. O’Rourke served in various positions in the financial services and executive search industries, including as Executive Search Director at O’Rourke Career Connections, Controller at Sigma Partners, a multi-fund venture capital firm, and Vice President for Citibank Global Asset Management’s Alternative Investment Strategies group. From July 1991 to December 1996, Ms. O’Rourke held audit and internal audit consulting positions of increasing responsibility at Coopers & Lybrand (now known as PricewaterhouseCoopers). Ms. O’Rourke received a B.A. from the University of California, Santa Barbara and became a Certified Public Accountant in 1995. She served on the Board of Directors as Vice Chair and was Audit Committee Chair of the San Francisco Fire Credit Union from 2011 through 2020.

Ms. O’Rourke brings to the Board her extensive business and leadership experience, including valuable skills related to human resources management and financial accounting.

Surbhi Sarna has served on the Board since July 2019. Ms. Sarna is currently a Partner at Y Combinator. In 2011, Ms. Sarna founded nVision Medical Corp (nVision), a healthcare company developing pioneering technology to enable early detection of ovarian cancer, with the intention of fulfilling an unmet clinical need. She led the company from its inception and through its earliest days of product development, funding and initial clinical trials. In April 2018, nVision was acquired by Boston Scientific, and Ms. Sarna led the efforts to commercialize the technology developed by nVision at Boston Scientific through July 2020. Prior to her founding of nVision, Ms. Sarna held a variety of roles in healthcare, including roles at BioCardia and Abbott Vascular. Ms. Sarna also served on the Board of Directors of Biora Therapeutics, Inc. (formerly Progenity, Inc.) from July 2021 to July 2023.

Currently, she sits on the board of two privately held companies, YourChoice Therapeutics and AOA Diagnostics, since late 2021. Ms. Sarna received a BA from the University of California, Berkeley.

Ms. Sarna brings to the Board her valuable experience as Chief Executive Officer of a pioneering medical device company.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
This section sets forth certain information regarding the Board of Directors and its committees and describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of the Board and our Code of Business Conduct and Ethics, described below, can be found in the Investors section of our website at www.penumbrainc.com under “Governance.” Alternatively, you can request a copy of any of these documents free of charge by writing to: Penumbra, Inc., One Penumbra Place, Alameda, CA 94502, Attention: Secretary. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.
BOARD COMPOSITION
Our Board currently consists of eight members. In accordance with our Restated Certificate of Incorporation and our Bylaws, our Board is divided into three classes with staggered terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board. Our directors are divided among the three classes as follows:
•Class I directors consist of Don Kassing, Janet Leeds and Thomas Wilder, whose terms expire at the 2025 annual meeting of stockholders;
•Class II directors consist of Arani Bose, M.D., Bridget O’Rourke and Surbhi Sarna, whose terms expire at the 2026 annual meeting of stockholders; and
•Class III directors consist of Adam Elsesser and Harpreet Grewal, whose terms expire at the Annual Meeting.
Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
Our directors represent a wide variety of skills and backgrounds. The following table summarizes the composition of the Board by gender and race:

Board Demographics
	Male	Female
Gender	62% (5 of 8 directors)	38% (3 of 8 directors)
	White	Non-White
Race	62% (5 of 8 directors)	38% (3 of 8 directors)

INDEPENDENCE OF THE BOARD OF DIRECTORS
The Board has affirmatively determined that all of the director nominees and continuing directors, other than Mr. Elsesser and Dr. Bose due to their status as current or former employees of the Company, are independent directors within the meaning of applicable NYSE listing standards and relevant securities and other laws, rules and regulations regarding the definition of “independent” (the Independent Directors). There are no family relationships between any director and any of our executive officers. All members of the Audit Committee of the Board (the Audit Committee), the NCG Committee and the Compensation Committee of the Board (the Compensation Committee) are Independent Directors.

BOARD LEADERSHIP STRUCTURE
The Board believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Board Chair and Chief Executive Officer in any manner that it determines to be in the best interests of the Company at any point in time.
The Board reviews its leadership structure periodically, including as part of its annual self-assessment process. In addition, the Board continues to monitor developments in corporate governance as well as the approaches our peers undertake. Since January 2015, the Board has determined to combine the roles of Board Chair and Chief Executive Officer under the leadership of our co-founder Adam Elsesser. At the present time, the Board believes that this is the most effective leadership structure for Penumbra. We believe that combining the Chief Executive Officer and Board Chair positions helps ensure that the Board and management act with a common purpose. The Board believes that Mr. Elsesser’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. In addition, we believe that a combined Chief Executive Officer and Board Chair is better positioned to act as a bridge between management and the Board, maintaining a regular flow of information. The Board believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Elsesser’s demonstrated senior leadership skills, expertise from years of experience in the medical device industry, and experience and familiarity with our business as co-founder and Chief Executive Officer. Our Independent Directors bring experience, oversight and expertise from outside of our Company, while Mr. Elsesser brings company-specific experience and expertise.
The Board does not have a lead independent director. Our Corporate Governance Guidelines note that all directors are elected by the stockholders and all have an equal voice. The Board, therefore, does not believe it appropriate or necessary in serving the best interests of the Company to designate a lead independent director. The Board Chair and the Chief Executive Officer are free, as is the Board as a whole, to call upon any one or more directors to provide leadership in a given situation should a special need arise.
Pursuant to our Corporate Governance Guidelines, the Independent Directors regularly hold executive sessions in which management and non-Independent Directors do not participate. The Board has designated Don Kassing as the Presiding Director to lead such meetings of the Independent Directors. If the designated Presiding Director is not present for a meeting, the other Independent Directors appoint one of their number to act as Presiding Director for such meeting. In addition, the chairs of the Audit Committee, Compensation Committee and NCG Committee have the authority to hold executive sessions without management and non-Independent Directors present.
The Board, including each of its committees, also has complete and open access to any member of the Company’s management and the authority to retain independent advisers as the Board or such committee deems appropriate.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes the majority-independent Board and independent Board committees provide a well-functioning and effective balance to an experienced Board Chair. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the various standing Board committees that address risks inherent in their respective areas of oversight. For example, the Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. The Board also oversees the Company’s policies, procedures, and strategies in assessing, identifying and managing cybersecurity risks, and monitors management’s implementation of such policies, procedures and strategies. The Audit Committee oversees the Company’s accounting and financial reporting processes, including our systems of disclosure controls and procedures and internal control over financial reporting, the performance of our internal audit function, and financial statement audits, monitors compliance with legal and regulatory requirements, and reviews the Company’s policies and practices with respect to risk assessment and risk management. The NCG Committee monitors the effectiveness of, and oversees compliance with, our corporate governance guidelines and policies and assesses the overall operation and functioning of the Board and its committees. The Compensation Committee assesses and monitors whether any of our compensation programs, policies or practices has the potential to encourage excessive risk-taking.
It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Company’s Executive Vice President, General Counsel and Secretary and Chief Financial Officer coordinate between the Board and management with regard to the determination and implementation of responses to any risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board oversees our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2023, the Board held eight meetings and took action by unanimous written consent on one occasion. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he or she served held during the period in 2023 for which he or she was a director or committee member. The Company’s directors are encouraged to attend our annual meetings of stockholders, but we do not currently have a policy relating to director attendance. One of the eight directors serving at the time of the 2023 Annual Meeting of Stockholders attended that meeting.

In accordance with NYSE listing standards, the Board typically holds an executive session of Independent Directors, presided over by the Presiding Director, as a part of every regularly scheduled quarterly meeting of the Board.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has a number of committees that perform certain functions for the Board. The current committees of the Board are the Audit Committee, the Compensation Committee, and the NCG Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of the Audit Committee, the Compensation Committee, and the NCG Committee meets applicable NYSE listing standards and relevant securities and other laws, rules and regulations regarding “independence” and that each member of the Audit Committee, the Compensation Committee, and the NCG Committee is free of any relationship that would impair his or her individual exercise of independent judgment with regard to our Company in carrying out the responsibilities of a director.
Audit Committee
The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) of the Exchange Act. The Audit Committee was established by the Board to assist the Board in its oversight of the integrity of our financial statements, financial reporting processes and internal controls, the design, implementation and performance of our internal audit function, and our compliance with applicable legal and regulatory requirements. In addition, the Audit Committee assists the Board in its oversight of the qualification, independence and performance of our independent registered public accounting firm and is responsible for the appointment of our independent registered public accounting firm.

The Audit Committee was established in August 2015 and currently consists of three directors: Mses. O’Rourke (Chair) and Sarna and Mr. Wilder. The Audit Committee met five times during 2023.

The Audit Committee is governed by a written charter, which was adopted by the Board in August 2015 and amended in February 2020. The Audit Committee charter can be found in the Investors section of our website at www.penumbrainc.com under “Governance.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement. The Audit Committee charter grants the Audit Committee authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties.

As required by its charter, the Audit Committee conducts a self-evaluation at least annually and reports to the NCG Committee on such evaluation. The Audit Committee also reviews and assesses the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval.

The Board annually reviews the NYSE listing standards’ definition of independence for Audit Committee members and has determined that all members of the Audit Committee are “independent” and “financially literate” under the NYSE listing standards and that members of the Audit Committee received no compensation from the Company other than for service as a director. The Board has further determined that each of Ms. O’Rourke and Mr. Wilder qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making that determination, the Board relied on the past business experience of Ms. O’Rourke and Mr. Wilder, as described above under the heading “Nominees for Director, Continuing Directors, and Persons Chosen to Become Director.”

Report of the Audit Committee of the Board of Directors
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2023, the Audit Committee met and held discussions with management and Deloitte & Touche LLP (Deloitte), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2023. Management has represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2023 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with Deloitte. In addition, the Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the PCAOB) and the SEC. The Audit Committee has received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte the independence of Deloitte from the Company and its management. The Audit Committee has also concluded that the provision by Deloitte of non-audit services to the Company in fiscal year 2023 was compatible with Deloitte’s independence. Based on the foregoing, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

The material in this report is not deemed “soliciting material,” is not deemed “filed” with the SEC, is not subject to Regulation 14A or 14C, except to the extent provided in Item 407 of Regulation S-K promulgated under the Securities Act (Regulation S-K), or to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference into any filing of Penumbra under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Respectfully submitted on April 16, 2024 by the members of the Audit Committee of the Board of Directors:
Bridget O’Rourke, Chair
Surbhi Sarna
Thomas Wilder

Compensation Committee
The Compensation Committee acts on behalf of the Board to oversee the Company’s executive compensation and benefits programs and policies, evaluate executive officer performance and determine executive officer compensation, review and assess risks arising from the Company’s employee compensation policies and practices, and review the Company’s management succession plan. Among other things, the Compensation Committee is responsible for:
•    reviewing and approving the compensation of our executive officers;
•    administering our stock and equity incentive plans;

•    reviewing and approving, or making recommendations to the Board with respect to, incentive compensation and equity plans in which our executive officers participate;
•    reviewing our overall compensation philosophy; and
•    reviewing the Company’s management succession planning.
The Compensation Committee was established in June 2015 and currently consists of four directors: Messrs. Wilder (Chair), Grewal and Kassing, and Ms. Leeds. The Compensation Committee met seven times during 2023 and took action by unanimous written consent on one occasion. The Board has determined that all members of the Compensation Committee meet the independence requirements applicable to directors and compensation committee members under SEC rules and NYSE listing standards.

The Compensation Committee is governed by a written charter, which was adopted by the Board in August 2015. The Compensation Committee charter can be found in the Investors section of our website at www.penumbrainc.com under “Governance.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement. The Compensation Committee charter grants the Compensation Committee sole authority to retain or obtain the advice of a compensation consultant, legal counsel or other adviser, including the authority to approve the consultant’s reasonable compensation. The Compensation Committee may select such advisers, or receive advice from any other adviser, only after taking into consideration all factors relevant to that person’s independence from management, including those independence factors enumerated by NYSE listing standards.

Under the Compensation Committee charter, the Compensation Committee may, in its discretion, delegate its duties to a subcommittee or to the Chair of the Compensation Committee. In addition, the Compensation Committee may delegate to one or more officers of the Company the authority to grants equity awards to non-Section 16 officer employees of the Company under such of the Company’s equity incentive plans as the Compensation Committee deems appropriate and in accordance with the terms of such plans.

As required by its charter, the Compensation Committee conducts a self-evaluation at least annually and reports to the NCG Committee on such evaluation. The Compensation Committee also annually reviews and assesses the adequacy of its charter and recommends any proposed changes to the Board for approval.

In November 2015, the Board created an Equity Award Committee, consisting solely of Mr. Elsesser, our Chairman, Chief Executive Officer and President. The Board and the Compensation Committee have delegated to the Equity Award Committee the authority to grant equity awards under our Amended and Restated 2014 Equity Incentive Plan (the 2014 Equity Incentive Plan) to non-Section 16 officer employees in connection with their commencement of employment or promotion, for retention purposes, or to reward exceptional service, including performance-based awards, and to consultants in connection with provision of services to us, in each case in accordance with the guidelines established by the Board or the Compensation Committee.

Compensation Committee Processes and Procedures
The implementation of our compensation philosophy is carried out under the supervision of the Compensation Committee. The Compensation Committee charter requires that the Compensation Committee meet as often as it determines is appropriate to carry out its responsibilities under the charter. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management and the Compensation Committee’s compensation consultant. Our Chief Executive Officer (who also serves on the Board), our Chief Financial Officer, our Executive Vice President, General Counsel and Secretary, and our Chief Accounting Officer, in addition to the Compensation Committee’s compensation consultant, may attend portions of Compensation Committee meetings for the purpose of providing analysis and information to assist the Compensation Committee on various compensation matters. None of our executive officers participated in the discussion or decisions of the Compensation Committee regarding his or her own 2023 compensation.

Since August 2015, the Compensation Committee has engaged Compensia, Inc. (Compensia) as an independent adviser to the Compensation Committee. For 2023, Compensia conducted analysis and provided information and advice on, among other things, the Company’s executive compensation programs and the development of the Company’s compensation peer group. Compensia reports directly to the Compensation Committee, which retains sole authority to direct the work of and engage Compensia.

In February 2024, the Compensation Committee, taking into account the various factors prescribed by the NYSE regarding the independence of compensation consultants, reaffirmed the independence of Compensia as a compensation adviser.
For additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of Compensia, see the section below entitled “Compensation Discussion and Analysis.”
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2023 were Messrs. Wilder (Chair), Grewal, and Kassing, and Ms. Leeds. None of these directors has ever been an officer or employee of us or any of our subsidiaries. None of our executive officers currently serves, or served during 2023, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee. No director that served on the Compensation Committee during 2023 had any relationship requiring disclosure by us under Item 404 of Regulation S-K.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
The material in this report is not deemed “soliciting material,” is not deemed “filed” with the SEC, is not subject to Regulation 14A or 14C, except to the extent provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference into any filing of Penumbra under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Respectfully submitted on April 16, 2024 by the members of the Compensation Committee of the Board of Directors:
Thomas Wilder, Chair
Harpreet Grewal
Don Kassing
Janet Leeds

Equity Compensation Plan Information

The following table provides certain information with respect to all of Penumbra’s equity compensation plans as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by stockholders	953,121	(1)	$30.46	(3)	6,771,723	(4)(5)
Equity compensation plans not approved by stockholders	—		—		—
Total	953,121	(2)	$30.46	(3)	6,771,723

(1)    Amount does not include any shares of common stock issuable under our Employee Stock Purchase Plan (the ESPP). The Company issues shares under the ESPP once every six months based on employee contributions in the preceding six months. Pursuant to the terms of the ESPP, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance.
(2)    As of December 31, 2023, the weighted-average remaining term of the 595,420 options outstanding was 1.97 years.
(3)    Excludes restricted stock units (RSUs), which have no exercise price.
(4)    Includes 6,016,100 shares available for future issuance under the 2014 Equity Incentive Plan and 755,623 shares available for future issuance under the ESPP.
(5)    The number of shares available for issuance under the 2014 Equity Incentive Plan increases automatically on the first day of each fiscal year of the Company beginning with the 2016 fiscal year and ending with the 2025 fiscal year, in an amount equal to the least of (i) 2,500,000 shares, (ii) 5% of the outstanding shares on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the Board. The number of shares available for issuance under the ESPP increases automatically on the first day of each fiscal year of the Company beginning with the 2016 fiscal year and ending with the 2025 fiscal year, in an amount equal to the least of (i) 500,000 shares, (ii) 1% of the outstanding shares on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by the Board. For 2024, the Board elected not to increase the number of shares available for issuance under the 2014 Equity Incentive Plan or the ESPP.
Effective January 1, 2019, the number of shares available for issuance under the 2014 Equity Incentive Plan and the ESPP increased by 1,730,115 shares and 346,023 shares, respectively, in each case pursuant to the automatic increase provisions contained in the respective plans discussed above. However, due to the fact that the Company (i) had not registered the offering of such shares under the Securities Act as of December 31, 2023, (ii) has not registered the offering of such shares under the Securities Act since December 31, 2023, and (iii) has no current plans to register the offering of such shares under the Securities Act or issue such shares under the 2014 Equity Incentive Plan or the ESPP, respectively, the Company deems such shares to not be available for issuance under the 2014 Equity Incentive Plan and the ESPP, respectively, as of December 31, 2023.
Nominating and Corporate Governance Committee
The NCG Committee is generally responsible for identifying qualified Board candidates, recommending director nominees and appointments to Board committees, evaluating Board performance, overseeing director compensation and developing, recommending to the Board and overseeing compliance with our corporate governance guidelines and policies. To that end, the NCG Committee is responsible for, without limitation:
•    identifying and recommending candidates for membership on the Board;
•    recommending directors for appointment to Board committees;
•    reviewing and recommending to the Board the compensation of our directors;

•    developing and recommending to the Board our corporate governance guidelines and policies;
•    overseeing compliance with our Corporate Governance Guidelines and Code of Business Conduct and Ethics;
•    overseeing the process of evaluating the performance of the Board;
•    reviewing related party transactions;
•    overseeing our director education programs; and
•    assisting the Board on other corporate governance matters.
A detailed discussion of the NCG Committee’s procedures for recommending candidates for election as a director appears below under the section entitled “Procedures of the Nominating and Corporate Governance Committee.”
The NCG Committee was established in August 2015 and currently consists of four directors: Mses. Leeds (Chair), O’Rourke and Sarna and Mr. Kassing. The NCG Committee met four times during 2023. The Board has determined that all members of our NCG Committee meet the independence requirements applicable to directors and nominating and corporate governance committee members under SEC rules and NYSE listing standards.
The NCG Committee is governed by a written charter, which was adopted by the Board in August 2015. The NCG Committee charter can be found in the Investors section of our website at www.penumbrainc.com under “Governance.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement. The NCG Committee charter complies with the guidelines established by the NYSE. The charter of the NCG Committee grants the NCG Committee authority to retain and terminate any advisers, including search firms to identify director candidates, compensation consultants as to director compensation and legal counsel, including sole authority to approve all such advisers’ fees and other retention terms.
As required by its charter, the NCG Committee conducts a self-evaluation at least annually. The NCG Committee also periodically reviews and assesses the adequacy of its charter and recommends any proposed changes to the Board for approval.
Procedures of the Nominating and Corporate Governance Committee
In connection with nominating directors for election at the Annual Meeting and periodically throughout the year, the NCG Committee considers the composition of the Board and each committee of the Board to evaluate its effectiveness and whether or not changes should be considered to either the Board or any of the committees. In support of this process, the Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of our Company. The NCG Committee considers the following factors and qualifications:
•    the appropriate size and the diversity of the Board;
•    the needs of the Board with respect to the particular talents and experience of its directors;
•    the knowledge, skills, and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions, and the knowledge, skills and experience already possessed by other members of the Board;
•    familiarity with domestic and international business matters;
•    legal and regulatory requirements; and
•    experience with accounting rules and practices.

Pursuant to the NCG Committee charter, the NCG Committee periodically reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, skills, background and experience. Although the NCG Committee does not have a formal policy respecting diversity on the Board, the NCG Committee is sensitive to the importance of nominating persons with different perspectives and experience to enhance the deliberation and decision-making processes of the Board.
Once the NCG Committee and the Board determine that it is appropriate to add a new director, either as a replacement or as a new position, the NCG Committee uses a flexible set of procedures in selecting individual director candidates. This flexibility allows the NCG Committee to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the process is to identify the type of candidate the NCG Committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of a director search. The NCG Committee may consider candidates recommended by management, by other members of the NCG Committee, by the Board, by stockholders, or it may engage a third party to conduct a search for possible candidates based on criteria specified by the NCG Committee. In considering candidates submitted by stockholders, the NCG Committee will take into consideration the needs of the Board and the qualifications of the candidate.
In order for a stockholder to have a candidate considered by the NCG Committee, a stockholder should submit a written recommendation that includes (A) as to each person whom the stockholder proposes to nominate for election or reelection as director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Company including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Company, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: (1) the name and address of such stockholder (as they appear on the Company’s books) and any such beneficial owner; (2) for each class or series, if any, the number of shares of capital stock of the Company that are held of record or are beneficially owned by such stockholder and by any such beneficial owner; (3) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination; (4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Company’s securities; (5) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination before the meeting; (6) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding capital stock required to elect such nominee and/or (ii) otherwise solicit proxies from stockholders in support of such nomination; and (7) any other information relating to such stockholder, beneficial owner, if any, or director nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee pursuant to Section 14 of the Exchange Act. Stockholder recommendations should be addressed to the NCG Committee in care of our Secretary at the address set forth below under the section entitled “Stockholder Communications with the Board of Directors.”
In 2022, we amended our Bylaws to permit eligible stockholders to nominate candidates for election to the Board in accordance with procedures providing for proxy access (the Proxy Access Bylaw). The Proxy Access Bylaw may be used by an eligible stockholder, or a group of up to 20 eligible stockholders, which has continuously owned at least 3% of the outstanding shares of our common stock throughout the three-year period preceding and including the date of submission of the proxy access notice, and which continues to hold the qualifying minimum number of shares through the date of the applicable annual meeting of stockholders, so long as the eligible stockholder(s) and the director nominee(s) satisfy the requirements specified in the Proxy Access Bylaw. The Proxy Access Bylaw further provides that an eligible stockholder, or a group of eligible stockholders, may nominate up to the greater of (i) 25% of the total number of directors who are members of the Board as of the last day on which a proxy access notice may be submitted, rounded down to the nearest whole number, or (ii) two directors, subject to reduction in the event a director has been elected to the Board through proxy access at one of the three immediately preceding annual meetings of our stockholders and whose reelection at such annual meeting is being recommended by the Board.
Once candidates are identified, the NCG Committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. In identifying and evaluating potential nominees to serve as directors, the NCG Committee will examine each nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate.
If the NCG Committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the Board may in turn conduct its own review to the extent it deems appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an annual meeting of stockholders or appointed as a director by a vote of the Board, as appropriate.
Each of the current Class III directors has been recommended by the NCG Committee to the Board for reelection as a Class III director at the Annual Meeting, and the Board has approved such recommendations.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach practices include investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report to stockholders, SEC filings, news releases, and our website. Our conference calls in connection with quarterly earnings releases are open to the public in real time and available as archived webcasts on our website for at least two weeks following the completion of the call.
The Board has adopted a process for stockholders and other interested parties to send communications to the Board or any director(s), including the Presiding Director. All such communications should be sent by mail addressed to the Board or any particular director(s) (including the Presiding Director) at One Penumbra Place, Alameda, CA 94502, c/o Secretary of Penumbra, Inc. All communications received by the Secretary will be sent directly to the Board or the relevant director(s).
CODE OF BUSINESS CONDUCT AND ETHICS
The Board has adopted a Code of Business Conduct and Ethics that applies to all employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, other executive officers, and other senior financial personnel. A copy of our Code of Business Conduct and Ethics is available on the Investors section of our website at www.penumbrainc.com under “Governance.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement. If we make any substantive amendment to a provision of our Code of Business Conduct and Ethics that applies to, or grant any waiver from a provision of our Code of Business Conduct and Ethics to, our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will promptly disclose the date and nature of the amendment or waiver (including the name of the person to whom the waiver was granted) on our website in accordance with the requirements of Item 5.05 of Form 8-K.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES
Our Corporate Governance Guidelines include stock ownership guidelines for our non-employee directors, which the Board considers an important tool in aligning the interests of our non-employee directors with the long-term interests of our stockholders.
Under the stock ownership guidelines for non-employee directors approved by the Board in April 2017, our non-employee directors are expected to hold shares of the Company’s common stock with a dollar value equal to at least three times (3x) the non-employee director annual cash retainer (the Ownership Requirement). The NCG Committee measures compliance with the Ownership Requirement as of the last business day of each calendar year (the Determination Date), based on the adjusted closing price of our common stock as reported by the NYSE on the Determination Date. When a non-employee director is newly appointed to the Board, that director shall have a period of three years to accumulate the shares required to satisfy the Ownership Requirement. In addition, in the event the non-employee director annual cash retainer increases, the NCG Committee may recommend an appropriate period of time for each non-employee director to acquire any additional shares needed to satisfy the Ownership Requirement.
For purposes of determining compliance with the Ownership Requirement, the following shares are treated as owned: (i) shares of our common stock owned individually, either directly or indirectly, including shares underlying unvested restricted stock awards or RSUs; and (ii) shares of our common stock owned jointly or separately by a spouse, domestic partner and/or minor children. No other rights to acquire shares of our common stock (including stock options or similar rights) are considered shares of our common stock owned for purposes of meeting the Ownership Requirement.
Should a non-employee director fail to comply with the Ownership Requirement at any Determination Date, the NCG Committee, in its sole discretion, may review and address any such shortfall in ownership as it deems appropriate.
As of December 31, 2023, each of our non-employee directors met the Ownership Requirement.
The Board has also adopted stock ownership guidelines for our Chief Executive Officer. These requirements are discussed in greater detail below under the section entitled “Executive Compensation—Compensation Discussion and Analysis—Other Compensation-Related Policies—Stock Ownership Guidelines.”
ANTI-HEDGING AND ANTI-PLEDGING POLICY
The Board has adopted a formal anti-hedging and anti-pledging policy for our employees (including our executive officers) and directors. Under our Statement of Policy Concerning Trading in Company Securities (our Securities Trading Policy), which was adopted by the Board in August 2015 and most recently amended in February 2023, our employees (including our executive officers) and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities, or pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE REPORT
In 2021, we issued a Report on People, Products, Governance and Environmental Issues, which highlights Penumbra’s efforts in those areas and has been updated periodically. A copy of our current Report on People, Products, Governance and Environmental Issues is available on the Investors section of our website at www.penumbrainc.com under “Governance.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

ADOPTION OF PROXY ACCESS
In 2022, our Board adopted the Proxy Access Bylaw, which permits eligible stockholders to nominate candidates for election to our Board and to include such nominees in the Company's proxy statement and on its proxy card for any annual meeting of stockholders in accordance with the procedures set forth in the Proxy Access Bylaw. The Proxy Access Bylaw may be used by an eligible stockholder, or a group of up to 20 eligible stockholders, which has continuously owned at least 3% of the outstanding shares of our common stock throughout the three-year period preceding and including the date of submission of the proxy access notice, and which continues to hold the qualifying minimum number of shares of common stock through the date of the applicable annual meeting of stockholders, provided that the eligible stockholder(s) and the director nominee(s) satisfy the requirements specified in the Proxy Access Bylaw. The Proxy Access Bylaw further provides that an eligible stockholder, or a group of eligible stockholders, may nominate up to the greater of (i) 25% of the total number of directors who are members of our Board as of the last day on which a proxy access notice may be submitted, rounded down to the nearest whole number, or (ii) two directors, subject to reduction in the event a director has been elected to our Board through proxy access at one of the three immediately preceding annual meetings of our stockholders and whose reelection at such annual meeting is being recommended by the Board. See “When are stockholder proposals for inclusion in our proxy statement for next year’s annual meeting due?” above for additional information regarding the Proxy Access Bylaw and deadlines for the 2025 Annual Meeting of Stockholders.
RELATED PARTY TRANSACTIONS
Our NCG Committee has primary responsibility for reviewing and approving in advance or ratifying all related party transactions. Additionally, the Board reviews all identified related party transactions on a quarterly basis. In conformance with SEC regulations, we define related persons to include our executive officers, our directors and nominees to become a director of our Company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity for which any of the foregoing persons serves as an executive officer or is a general partner or in which such person has a 10% or greater beneficial ownership interest.
We have several processes that we use to ensure that we identify and review all related party transactions. First, each director, director nominee and executive officer is required to notify our Corporate Secretary of any transaction involving the Company and a related person. Second, each year, we require our directors and executive officers to complete director and officer questionnaires identifying the director or executive officer’s related parties and any transactions with us in which the director or executive officer or his or her family members have an interest. Third, each quarter, the Company performs a review of contracts, including employment offers, entered into and financial transactions conducted during the quarter to ensure that all transactions with related parties are identified. Our Corporate Secretary will then present any new related party transactions to the NCG Committee at its next regularly scheduled meeting.
The NCG Committee reviews related party transactions due to the potential for such transactions to create a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. The NCG Committee will not approve or ratify a related person transaction unless it first determines that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. In reviewing the transaction or proposed transaction, the NCG Committee considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person.

Our Related Person Transaction Policy can be found in the Investors section of our website at www.penumbrainc.com under “Governance.” Information on or accessible through our website is not incorporated by reference into this Proxy Statement.
Since January 1, 2023, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than as described below:
•Aidan Elsesser, the son of Adam Elsesser, our Chairman, Chief Executive Officer and President, is a non-executive employee of Penumbra and received employment compensation in excess of $120,000 in 2023, and we expect that such employee will receive employment compensation in excess of $120,000 in 2024.
DIRECTOR COMPENSATION
Our directors play a critical role in guiding our strategic direction and overseeing the management of Penumbra. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Our non-employee directors receive compensation in the form of an annual cash retainer and initial and annual refresh grants of RSUs, as described in greater detail below. Mr. Elsesser, who also serves as an employee of the Company, receives no separate compensation for his service as a director. For information regarding the compensation we pay to Mr. Elsesser and our other named executive officers, please see the section below entitled “Executive Compensation.”
Under our director compensation policy in effect for 2023, which was approved by the Board in October 2022, following input from Compensia and upon the recommendation of the NCG Committee, each non-employee director was eligible to receive an annual cash retainer of $54,000, and members of the Board’s committees were eligible to receive an additional annual cash retainer (payable at the same time as the non-employee director annual cash retainer) in the following amounts:

Committee	Chair	Member
Audit	$25,000	$10,000
Compensation	$15,000	$7,500
Nominating and Corporate Governance	$10,000	$5,000
The Company does not compensate Board members on a per meeting basis. Each non-employee director was also eligible to receive an annual grant of RSUs in an amount equal to three and one-third times the non-employee director annual cash retainer of $54,000, divided by the adjusted closing price of Penumbra’s common stock on the date of grant, rounded up or down to the nearest whole share. The annual RSU grants vest in equal quarterly installments on the last day of each calendar quarter of the applicable year, beginning on the last day of the calendar quarter in which the grants are made (new directors receive a prorated annual RSU grant), subject in each case to the applicable director’s continued service on the Board through the applicable vesting date.

On February 17, 2023, each of our non-employee directors received an annual grant of 680 RSUs under the 2014 Equity Incentive Plan, which awards vested in four equal installments on the last day of each calendar quarter of 2023. No new directors joined our Board in 2023.

The following table lists actual compensation paid to each of our non-employee directors for 2023.

2023 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Harpreet Grewal	61,500	179,989	241,489
Don Kassing	66,500	179,989	246,489
Janet Leeds	71,500	179,989	251,489
Bridget O’Rourke	84,000	179,989	263,989
Surbhi Sarna	69,000	179,989	248,989
Thomas Wilder	79,000	179,989	258,989
Arani Bose	54,000	179,989	233,989

(1)    Director fees are generally paid quarterly in arrears. Accordingly, director fees earned in the fourth quarter of 2023 were paid in early 2024.
(2)    The amounts in this column reflect the aggregate grant date fair value of the stock awards granted to our non-employee directors computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 718, Compensation - Stock Compensation (excluding the effect of estimated forfeitures). The grant date fair value of the annual RSU grants for non-employee directors was measured based on the closing price of Penumbra’s common stock on February 17, 2023 ($264.69). For the assumptions used in determining these grant date fair values, see Notes 2 and 12 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 22, 2024. None of our directors held any unvested awards as of December 31, 2023.

PROPOSAL NO. 2: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR PENUMBRA
On March 17, 2024, following the completion of a process to review the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, the Audit Committee selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and dismissed Deloitte & Touche LLP (Deloitte) as the Company’s independent registered public accounting firm. Representatives of PwC plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so. We do not expect representatives of Deloitte to attend the Annual Meeting.
Deloitte’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2023 and 2022 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through March 17, 2024, there were: (i) no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through March 17, 2024, neither the Company nor anyone on its behalf consulted with PwC regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a “disagreement” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
Neither our Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Board will reconsider whether or not to retain PwC. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and our stockholders.
Independent Registered Public Accounting Firm Fee Information
The following is a summary of the services provided by Deloitte to the Company for fiscal years 2022 and 2023 and related fees billed in connection therewith:

	Fiscal Year Ended December 31,
Description of Services Provided by Deloitte	2023	2022
Audit Fees(1)	$2,317,121	$2,658,977
Audit-Related Fees	$—	$—
Tax Fees(2)	$339,524	$231,703
All Other Fees	$—	$—
TOTAL	$2,656,645	$2,890,680

(1)    Audit fees for Deloitte for 2023 and 2022 were for professional services rendered in connection with the audits of our financial statements and of our internal control over financial reporting and the review of our interim financial statements, and for services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.
(2)    Tax fees for Deloitte for 2023 and 2022 were for tax consulting and compliance services.
Pursuant to its charter, the Audit Committee is required to pre-approve all audit and non-audit services provided by our independent registered public accounting firm, as well as all associated fees and terms, pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that such member(s) present any such approvals to the full Audit Committee at the next Audit Committee meeting. The Audit Committee evaluates our independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board, on at least an annual basis.
All of the services provided by Deloitte for fiscal years 2022 and 2023, as well the fees for such services described above, were pre-approved by the Audit Committee in accordance with these standards.
Approval of this proposal requires the affirmative vote of a majority of shares cast by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will not count as votes cast on this proposal and therefore will not affect the outcome of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. 3: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Background and Purpose of Proposal
In accordance with rules promulgated pursuant to Section 14A of the Exchange Act, stockholders are being asked to approve, on an advisory and non-binding basis, the compensation of the Company’s NEOs (as defined below) as disclosed in this Proxy Statement. This is commonly referred to as a “Say-on-Pay” proposal. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the related philosophy, policies and practices described in this Proxy Statement. At the 2023 annual meeting of stockholders, our stockholders expressed the preference that we hold an advisory vote on NEO compensation each year. The Board affirmed the stockholders’ preference and will hold Say-on-Pay votes on an annual basis until the next required stockholder vote on Say-on-Pay frequency, which is scheduled to be held at the 2029 annual meeting of stockholders.
The compensation of the Company’s NEOs subject to this advisory vote is disclosed in this Proxy Statement under the section entitled “Executive Compensation,” including the “Compensation Discussion and Analysis” and the compensation tables and related narrative disclosure that follow it. As described in detail in these disclosures, the Company’s compensation philosophy is to maintain a transparent and simple executive compensation program that fosters an ownership mentality by emphasizing targeted long-term equity compensation coupled with cash compensation solely in the form of a base salary. Please read the section below entitled “Executive Compensation—Compensation Discussion and Analysis” and the compensation tables and related narrative disclosure that follow it for additional information regarding the Company’s 2023 executive compensation program, including information about the 2023 compensation of the Company’s NEOs.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s NEOs as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs for fiscal 2023, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion and any related material, is APPROVED.”
The “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement contains more information on the Company’s executive compensation program and we urge you to read it carefully before casting your vote on this proposal. Because the vote is advisory, it is not binding on the Company, the Board or the Compensation Committee. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to our management, the Board and the Compensation Committee. Our management, Board and Compensation Committee all intend to consider the results of this vote in making future determinations regarding our executive compensation arrangements and the Company’s executive compensation program, policies and practices.
Advisory approval of this proposal requires the affirmative vote of a majority of shares cast by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not count as votes cast on this proposal and therefore will not affect the outcome of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.

OTHER INFORMATION RELATED TO PENUMBRA, ITS DIRECTORS AND EXECUTIVE OFFICERS
Security Ownership of Certain Beneficial Owners and Management
The following tables set forth certain information known to us regarding beneficial ownership of our common stock as of March 31, 2024 by:
•each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•each of our named executive officers;
•each of our directors; and
•all current executive officers and directors as a group.
Beneficial ownership is determined in accordance with SEC rules, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2024 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to the tables below and subject to applicable community property laws, to our knowledge the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The tables below are based upon information furnished to us by our executive officers, directors and principal stockholders and Schedules 13G (or amendments thereto) filed with the SEC.
Unless otherwise indicated, the mailing address of each of the stockholders below is c/o Penumbra, Inc., One Penumbra Place, Alameda, California 94502.
Principal Stockholders

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
5% stockholders
FMR LLC(2)	5,789,454	14.9%
BlackRock, Inc.(3)	4,000,277	10.3%
The Vanguard Group(4)	3,658,102	9.4%
T. Rowe Price Associates, Inc.(5)	3,105,828	8.0%
Capital Research Global Investors(6)	2,677,789	6.9%

(1)    Based on 38,756,406 shares of common stock outstanding on March 31, 2024.
(2)    Beneficial ownership is as of December 29, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 9, 2024 by FMR LLC and Abigail P. Johnson (as Director, Chairman, and Chief Executive Officer of FMR LLC). FMR LLC, in its capacity as a parent holding company for various subsidiaries, may be deemed to beneficially own the indicated shares and has sole dispositive power over 5,789,454 shares and sole voting power over 5,759,144 shares. FMR LLC reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: FIAM LLC, Fidelity Diversifying Solutions LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, Fidelity Management Trust Company and Strategic Advisers LLC.
Fidelity Management & Research Company LLC is the beneficial owner of 5% or greater of our outstanding common stock.
The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)    Beneficial ownership is as of December 31, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on January 24, 2024 by BlackRock, Inc. (BlackRock). BlackRock, in its capacity as a parent holding company or control person for various subsidiaries, may be deemed to beneficially own the indicated shares and has sole dispositive power over 4,000,277 shares and sole voting power over 3,904,686 shares. BlackRock reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, and BlackRock Fund Managers Ltd.
BlackRock Fund Advisors, a wholly-owned subsidiary of BlackRock, is the beneficial owner of 5% or greater of our outstanding common stock.
The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(4)    Beneficial ownership is as of December 29, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (Vanguard). Vanguard, a registered investment adviser, has shared voting power with respect to 15,930 shares, shared dispositive power with respect to 55,506 shares, and sole dispositive power with respect to 3,602,596 shares.
The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)    Beneficial ownership is as of December 31, 2023 and is based solely on information contained in the Schedule 13G filed with the SEC on February 14, 2024 by T. Rowe Price Associates, Inc. (Price Associates). Price Associates, a registered investment adviser, has sole voting power with respect to 1,001,073 shares and sole dispositive power with respect to 3,104,590 shares.
The address for Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.
(6)    Beneficial ownership is as of December 29, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 9, 2024 by Capital Research Global Investors (CRGI). CRGI, a registered investment adviser, is a division of Capital Research and Management Company (CRMC), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the investment management entities). CRGI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital Research Global Investors.” CRGI is deemed to beneficially own the indicated shares and has sole dispositive power over 2,677,789 shares and sole voting power over 2,673,676 shares.
The address for CRGI is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Directors and Named Executive Officers
Adam Elsesser(2)	1,412,582	3.6%
Arani Bose, M.D.(3)	407,508	1.1%
Harpreet Grewal	9,146	*
Don Kassing(4)	9,346	*
Janet Leeds	4,807	*
Bridget O’Rourke	4,380	*
Surbhi Sarna	2,461	*
Thomas Wilder(5)	4,727	*
Johanna Roberts(6)	60,511	*
Lambert Shiu(7)	34,781	*
Maggie Yuen(8)	14,263	*
All executive officers and directors as a group (11 persons)	1,964,512	5.0%

*    Represents less than 1% of Penumbra’s outstanding common stock.
(1) Based on 38,756,406 shares of common stock outstanding on March 31, 2024. Shares of common stock subject to issuance upon vesting of RSUs that will vest within 60 days of March 31, 2024 are deemed outstanding and beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of the person or any group including that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Mr. Elsesser has (i) sole voting and dispositive power with respect to 5,000 shares held by Mr. Elsesser, (ii) shared voting and dispositive power with respect to 957,582 shares held by the Siegel/Elsesser Revocable Trust, for which Mr. Elsesser acts as Co-Trustee with his wife, and (iii) sole voting and dispositive power with respect to 450,000 shares issuable upon the exercise of stock options held by Mr. Elsesser that are exercisable within 60 days of March 31, 2024.
(3) Dr. Bose has (i) sole voting and dispositive power with respect to 149,651 shares held by Dr. Bose, (ii) shared voting and dispositive power with respect to 14,144 shares held by Arani & Shumita Bose, and (iii) shared voting and dispositive power with respect to 243,713 shares held by the Arani Bose 2022 GRAT.
(4) Mr. Kassing has (i) sole voting and dispositive power with respect to 846 shares held by Mr. Kassing, and (ii) shared voting and dispositive power with respect to 8,500 shares held by the Kassing Family Trust, for which Mr. Kassing acts as Co-Trustee with his wife.
(5) Mr. Wilder has (i) sole voting and dispositive power with respect to 166 shares held by Mr. Wilder, and (ii) shared voting and dispositive power with respect to 4,561 shares held by the Thomas and Catharine Wilder Family Trust dated March 31, 2006, for which Mr. Wilder acts as Co-Trustee with his wife.
(6) Ms. Roberts has sole voting and dispositive power with respect to (i) 54,823 shares held by Ms. Roberts, (ii) 540 shares that are subject to RSUs held by Ms. Roberts that will vest within 60 days of March 31, 2024, and (iii) 5,148 shares issuable upon the exercise of stock options held by Ms. Roberts that are exercisable within 60 days of March 31, 2024.
(7) Mr. Shiu has (i) sole voting and dispositive power with respect to (x) 15,506 shares held by Mr. Shiu, and (y) 18,975 shares issuable upon the exercise of stock options held by Mr. Shiu that are exercisable within 60 days of March 31, 2024, and (ii) shared voting and dispositive power with respect to 300 shares held by Mr. Shiu’s spouse in an individual retirement account.
(8) Ms. Yuen has sole voting and dispositive power with respect to (i) 6,363 shares held by Ms. Yuen, and (ii) 7,900 shares issuable upon the exercise of stock options held by Ms. Yuen that are exercisable within 60 days of March 31, 2024.

Executive Officers
The following table sets forth certain information concerning our executive officers as of March 31, 2024.

Name	Age	Position with Penumbra
Adam Elsesser	62	Chief Executive Officer and President
Johanna Roberts	52	Executive Vice President, General Counsel and Secretary
Lambert Shiu	44	Chief Accounting Officer
Maggie Yuen	52	Chief Financial Officer
There are no family relationships between any of our directors and any of our executive officers.
Mr. Elsesser’s biography can be found with the biographies of the other members of the Board beginning on page 9 of this Proxy Statement. Biographies for our other executive officers are below.
Johanna Roberts joined Penumbra in 2014. She served as Vice President and Deputy General Counsel from July 2015 until her promotion to Executive Vice President, General Counsel and Secretary in September 2018. Prior to joining Penumbra, Ms. Roberts had fifteen years’ experience working for several law firms, including Morrison & Foerster LLP in San Francisco. Ms. Roberts received a B.A. from Dartmouth College and J.D. from Harvard Law School.
Lambert Shiu joined Penumbra in 2015, serving as Director of Finance, then as Vice President, Finance and Accounting until his promotion to Chief Accounting Officer in December 2019. Prior to joining Penumbra, Mr. Shiu worked for PricewaterhouseCoopers LLP (PwC), an accounting firm, for over 13 years. He worked on a variety of teams during his tenure at PwC, each role increasing in levels of responsibility and management and spent two years in their National Office. Mr. Shiu is a Certified Public Accountant in California and received a B.A. from the University of California, Davis.
Maggie Yuen joined Penumbra as Chief Financial Officer in December 2019. Prior to joining Penumbra, Ms. Yuen spent more than 20 years driving scalable finance organizations, processes and infrastructure in the Manufacturing, Medical Devices, and Life Science industries. She served as Vice President of Finance of the Genetic Science Division within Thermo Fisher Scientific, Inc. (NYSE: TMO) (Thermo Fisher), a business focused on instrument platforms, cloud-based software, content and services, from 2016 to 2019. In her role, Ms. Yuen directed finance operations, strategic planning and business development activities, among a number of other executive functions. Prior to Thermo Fisher, Ms. Yuen held leadership positions with increasing responsibility at Mirion Technologies (from 2012 to 2016), and senior finance roles at Boston Scientific (NYSE: BSX) (from 2007 to 2010), Glu Mobile (Nasdaq: GLUU) (from 2004 to 2007), and Johnson & Johnson (NYSE: JNJ) (from 2001 to 2004). Ms. Yuen has also served on the Board of Directors of AtriCure, Inc. (Nasdaq: ATRC) since June 2021. Ms. Yuen received an MAcc and M.B.A. from the Weatherhead School of Management and a B.S. from Case Western Reserve University.
Legal Proceedings
There are no material legal proceedings in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of any such director, officer, affiliate, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis (CD&A) provides information about our 2023 compensation program for the individuals who served as our principal executive officer and principal financial officer and our other executive officers, in each case during the year ended December 31, 2023, or our named executive officers (whom we refer to as our NEOs), each of whose compensation is set forth in the Summary Compensation Table and the other compensation tables included in this Proxy Statement. For 2023, our NEOs were:
•Adam Elsesser, our Chairman, President and Chief Executive Officer;
•Maggie Yuen, our Chief Financial Officer;
•Johanna Roberts, our Executive Vice President, General Counsel and Secretary; and
•Lambert Shiu, our Chief Accounting Officer.
This CD&A also discusses our executive compensation philosophy; decisions involving our executive team, including the NEOs, with respect to compensation paid for 2023; the role of Compensia, our independent compensation consultant; the individual components of our executive compensation program; and certain other policies affecting executive compensation at Penumbra.
Executive Summary

2023 Executive Compensation Highlights
For the year ended December 31, 2023, the key highlights of our executive compensation program included:
•Below Market Chief Executive Officer Total Cash Compensation. Throughout his tenure as our Chief Executive Officer, Mr. Elsesser has expressed a preference to the Compensation Committee that his cash compensation be modest so we could invest in other areas of the business. Mr. Elsesser maintained this preference in 2023 and did not receive any new equity grant or any increase in cash compensation. As such, for 2023 Mr. Elsesser’s total cash compensation was below the 10th percentile of the Company’s competitive market.
•NEO Total Cash Compensation. Because we generally do not pay cash bonuses or other cash incentive compensation to our executive officers, total cash compensation levels were, as of September 2023, at or below the 20th percentile of the Company’s competitive market for all of our NEOs, other than Mr. Shiu, whose total cash compensation level approximated the 65th percentile of the Company’s competitive market.
•Peer Group. We added three companies to our compensation peer group. The additions were consistent with our compensation peer group inclusion criteria, which reflected changes in our revenue and market cap.
•Base Salary. Each of Ms. Yuen, Ms. Roberts and Mr. Shiu received an increase to base salary in 2023 based on their performance.
•No Short-Term Cash Incentive Compensation Awards. None of our NEOs received cash bonus or other short-term cash incentive compensation in 2022.
•Equity Awards. In February 2023, the Compensation Committee adopted a performance equity program (the 2023 PSU Program), pursuant to which certain of the Company’s senior employees, including all of our NEOs other than our Chief Executive Officer, are eligible to receive awards of RSUs based on the Company’s achievement against predetermined financial performance targets for the year ended December

31, 2023 (the 2023 PSU Targets) as well as individual performance. In February 2024, the Compensation Committee reviewed the Company’s performance against the 2023 PSU Targets and granted RSU awards to each of Ms. Yuen, Ms. Roberts and Mr. Shiu based on such Company performance determinations as well as individual performance.
Executive Compensation Philosophy
Our Board and Compensation Committee maintain a simple structure for our executive compensation program focused on base salary and equity ownership. Because we generally do not pay annual cash bonuses (or other cash incentives), our NEOs’ base salaries are generally at the higher end of the competitive market, but given this is their only cash compensation, our NEOs receive total cash compensation that is typically at the lower end of our competitive market.
We are confident that our streamlined compensation program aligns with our culture of cooperation and that it incentivizes our NEOs to work for the overall long-term good of the Company.
The Compensation Committee periodically reviews our compensation philosophy to determine whether any changes to our current philosophy are required to reward, incentivize, and retain our NEOs, or for other purposes.
Executive Compensation Objectives, Design and Components

It is critical to accomplishing our business objectives that we attract and retain talented executives whose skills and expertise enable them to contribute to our long-term success. As such, the principle objectives of our executive compensation program are to fairly reward, incentivize, and retain members of our executive team so that they perform in a manner that aligns their long-term interests with those of the Company and our stockholders. The following table identifies the main elements of our 2023 executive compensation program, the reasons for each element, and the key features of each element:

Element	Reason for Providing Element	Key Features
Base Salary	Provide our NEOs a competitive fixed level of cash compensation for their services based on their knowledge, skills, and experience.
Reviewed annually for market competitiveness, taking into account the fact that we do not offer annual cash incentive compensation to our NEOs. In 2023, each of Ms. Yuen, Ms. Roberts and Mr. Shiu received an increase in base salary based on their performance.

Long-Term Equity Awards	Provide long-term retention and incentives to our NEOs that align their interests with our stockholders’ interests.
In February 2023, the Compensation Committee adopted the 2023 PSU Program to establish an annual equity program for our senior employees, including all of our NEOs other than our Chief Executive Officer, linked to the Company’s performance against predetermined financial performance targets. In February 2024, the Compensation Committee reviewed the Company’s performance against the 2023 PSU Targets and granted RSU awards to each of Ms. Yuen, Ms. Roberts and Mr. Shiu based on such Company performance determinations.

Since our founding in 2004, we have consistently maintained a transparent and simple executive compensation program that fosters an ownership mentality by emphasizing targeted long-term equity compensation coupled with cash compensation solely in the form of a base salary. The primary components of the 2023 compensation program for our NEOs were base salary and equity awards in the form of RSUs based on the Company’s achievement against the 2023 PSU Targets. Prior to 2023, we did not have an established program of granting equity awards to our NEOs annually or on any other regular basis. In February 2024, the Compensation Committee renewed the performance equity program for 2024 on substantially similar terms as the 2023 PSU Program, other than appropriate adjustments to the 2024 performance targets.

We are confident that our executive compensation program aligns with our culture of cooperation and incentivizes our NEOs to work for the overall long-term good of the Company. We believe that short-term cash incentive compensation or other cash bonus programs can result in individuals adapting their conduct to meet specific short-term goals, the achievement of which may have unintended consequences over the long term. Moreover, differences in compensation resulting from short-term cash incentive compensation and other cash bonus programs can create distractions that are contrary to our culture of cooperation. As a result, we generally do not pay cash bonuses or other short-term cash incentive compensation to our NEOs.

We pay our NEOs cash compensation in the form of a base salary that is at the higher end of the Company’s competitive market (above the 90th percentile for all of our NEOs, except Mr. Elsesser, whose base salary was below the 10th percentile, as of September 2023). However, because we generally do not pay cash bonuses or other cash incentive compensation, our NEOs’ total cash compensation levels are generally at the lower end of the Company’s competitive market (at or below the 20th percentile for all of our NEOs, other than Mr. Shiu, whose total cash compensation level approximated the 65th percentile, as of September 2023).
Historically, we have not made regular annual increases to the base salaries of our executive officers. The Compensation Committees reviews the base salaries of our executive officers annually, or more frequently if needed, and makes adjustments only when market conditions or the performance of the applicable executive officer warrant. In 2023, each of Ms. Yuen, Ms. Roberts and Mr. Shiu received an increase to base salary based on their performance, resulting in base salaries of $700,000, $700,000 and $575,000 per year, respectively.
Consistent with our overall executive compensation philosophy, we did not grant our NEOs any cash bonuses or other cash incentive compensation in 2023.
Prior to 2023, we did not have an established program of awarding equity grants to our executive officers annually or on any other regular basis. In February 2023, the Compensation Committee adopted the 2023 PSU Program, pursuant to which certain of the Company’s senior employees, including all of our NEOs other than our Chief Executive Officer, are eligible to receive awards of RSUs based on the Company’s achievement against the 2023 PSU Targets as well as individual performance. In February 2024, the Compensation Committee reviewed the Company’s performance against the 2023 PSU Targets and granted RSU awards to each of Ms. Yuen, Ms. Roberts and Mr. Shiu based on such Company performance determinations as well as individual performance.
The Compensation Committee will continue to review our executive compensation philosophy to determine whether any changes to our current philosophy are required to reward, incentivize, and retain our NEOs, or for other purposes.
2023 Say-on-Pay Vote and Stockholder Engagement

At our 2023 Annual Meeting of Stockholders, approximately 87% of the stockholders voting at the meeting approved the compensation paid to our NEOs in 2022. Although the vote was non-binding, the Compensation Committee believes this level of approval indicates that stockholders strongly support our executive compensation program and policies. Considering the results of this vote among other factors, the Company has maintained substantially the same approach to executive compensation for 2023.

The Company carefully considers stockholder feedback regarding our executive compensation program. Our senior management team, including our Chief Executive Officer, Chief Financial Officer, and Executive Vice President, Strategy, regularly interacts with our stockholders throughout the year on a number of matters, including executive compensation. Through these and other outreach efforts, we believe we can understand our stockholders’ opinions and concerns on executive compensation and gather and convey stockholder views and comments directly to the Compensation Committee and the rest of the Board. For additional information concerning our stockholder outreach efforts, please refer to the section above entitled “ Information Regarding the Board of Directors and Corporate Governance—Stockholder Communications with the Board of Directors”.

The Compensation Committee will consider the results of this year’s say-on-pay proposal, as well as feedback from our stockholders, when making future executive compensation decisions.

Roles of Compensation Committee, Management and Compensation Consultant

Role of Compensation Committee. The Compensation Committee charter requires the Compensation Committee to review and approve the compensation of our Chief Executive Officer and each of our other executive officers and to review and evaluate our executive compensation and benefits programs and policies in general. In making its determination about our executive compensation and benefits programs and policies, the Compensation Committee considers a number of factors, including the recruitment, development, promotion, retention and compensation of executive officers and other employees of the Company; the recommendations of the Chief Executive Officer (other than with respect to his own compensation); current and past total direct compensation; current and past equity ownership; competitive market data and analysis provided by Compensia; the Company’s performance and each executive officer’s impact on such performance; our operational goals; internal pay equity considerations; the performance of our common stock; and any other factors that it deems appropriate, with no one factor being determinative. The Compensation Committee also reviews and evaluates our current compensation philosophy, with input from our management and Compensia (including the development of a comparative group of healthcare equipment, healthcare supplies, healthcare technology, and life sciences tools and services companies to use as our peer group for executive compensation decisions), to determine whether any changes to our current philosophy are required going forward.

For additional information regarding the Compensation Committee, see the section above entitled “Information Regarding the Board of Directors and Corporate Governance—Information Regarding Committees of the Board of Directors—Compensation Committee” in this Proxy Statement.

Role of Management. In 2023, members of management, including our Chief Executive Officer and our Executive Vice President, General Counsel and Secretary, worked with the Compensation Committee to develop our executive compensation program for the year, including the various elements of executive compensation described below. Our Chief Executive Officer (who also serves on the Board), Chief Financial Officer, Executive Vice President, Strategy, Executive Vice President and General Manager, Interventional, Chief Accounting Officer and Executive Vice President, General Counsel and Secretary attended Compensation Committee meetings as appropriate. None of our NEOs participated in the discussion or decisions relating to his or her own 2023 compensation.

Role of Compensation Consultant. The Compensation Committee is authorized to retain its own advisers to assist it in performing its duties, and the Company pays the fees charged by such advisers. Since 2015, the Compensation Committee has engaged Compensia, a national compensation consulting firm, as its independent compensation consultant to assist the Compensation Committee in discharging its responsibilities by conducting analysis and providing information and advice on competitive market compensation practices, including market data on executive compensation, our executive compensation program, and compensation trends and developments, and supplying such other information and recommendations as the Compensation Committee may from time to time to request. In 2023, Compensia worked with the Compensation Committee to develop a peer group against which to compare the Company’s executive compensation program and prepared reports analyzing the Company’s executive compensation program against the competitive market. Compensia reports directly to the Compensation Committee, which retains sole authority to direct the work of and engage Compensia. As noted above, in February 2024, the Compensation Committee, taking into account the various factors prescribed by the NYSE regarding the independence of compensation consultants, reaffirmed the independence of Compensia as a compensation adviser.

Compensation Adjustments and Peer Group Process

We generally review our executive compensation practices on an annual basis over the course of several meetings of the Compensation Committee and the Board. The first step in the process is for the Compensation Committee, with the support of Compensia and management, to review the composition of the peer group. In connection with its analysis of our executive compensation program for 2023, Compensia collected and analyzed compensation data from a comparator group of healthcare equipment, healthcare supplies, healthcare technology, and life sciences tools and services companies approved by the Compensation Committee (the peer group).

The companies in the peer group are selected based on various criteria, including revenue and market capitalization. The peer group for 2023 was drawn from healthcare equipment, healthcare supplies, healthcare technology, and life sciences tools and services companies:

•with annual revenue generally between $400 million and $2.0 billion;

•with market capitalization generally between $1.4 billion and $22.0 billion; and

•headquartered in the United States.

The companies comprising the 2023 peer group (approved in August 2022), as compared to the 2022 peer group (approved in September 2021) and 2021 peer group (approved in September 2020), were as follows:

2023 Peer Group	2022 Peer Group	2021 Peer Group
ABIOMED	ABIOMED	ABIOMED
Artivion	AtriCure	AtriCure
AtriCure	CONMED	Cantel Medical
CONMED	CryoLife	CONMED
Glaukos	Glaukos	CryoLife
Globus Medical	Globus Medical	Glaukos
Inogen	Inogen	Globus Medical
Insulet	Insulet	Inogen
Integer Holdings	Integra LifeSciences Holdings	Insulet
Integra LifeSciences Holdings	iRhythm Technologies	iRhythm Technologies
iRhythm Technologies	Masimo	Masimo
Lantheus Holdings	Merit Medical Systems	Merit Medical Systems
Masimo	Neogen	Neogen
Merit Medical Systems	Nevro	Nevro
Neogen	NuVasive	NuVasive
Nevro	Quidel	Quidel
NuVasive	Tandem Diabetes Care	Tandem Diabetes Care
Quidel	Teladoc Health	Teladoc Health
Sotera Health Company	Varex Imaging	Varex Imaging
Tandem Diabetes Care
Teladoc Health
Varex Imaging
The Compensation Committee reviews and updates the peer group periodically to ensure that the peer group companies satisfy our selection criteria. As a result of such review, the following updates have been made to the peer group since 2021:

•Cantel Medical was removed due to acquisition activity; and
•Integra LifeSciences Holdings, Integer Holdings, Lantheus Holdings, and Sotera Health Company were added based on updated selection criteria, including changes based on our revenue and market capitalization.

As of August 2022, as compared to the 2023 peer group, we were at approximately the 40th percentile for revenue for the preceding four quarters and at approximately the 70th percentile for market capitalization.

The Compensation Committee uses the competitive market data provided by Compensia as a reference point, but does not believe it necessary at this stage to target any specific percentile or range of percentiles for cash, equity or total compensation for our executive officers relative to the peer group. The Compensation Committee believes the data provided by Compensia provides a useful tool in its deliberations on executive compensation.

Principal Elements of Compensation

The 2023 compensation of our NEOs consisted entirely of base salary and the 2023 PSU Program. The mix and amount of compensation elements has been and will continue to be within the discretion and business judgment of our Board and Compensation Committee. The Compensation Committee considered total equity ownership, unvested equity award value, performance and contributions, anticipated levels of responsibility for key corporate objectives, competitive market conditions and other factors, including but not limited to those described above under Role of the Compensation Committee, in making its compensation decisions, with no one factor being determinative, and concluded that increases to base salary for certain of our NEOs and the adoption of the 2023 PSU Program were warranted in 2023.

Base Salary. We provide base salaries to our NEOs to compensate them for services rendered on a day-to-day basis and to provide sufficient fixed cash compensation to allow them to fund their personal and household expenses while remaining focused on their responsibilities to the Company. When setting the base salaries of our NEOs, the Compensation Committee considers the knowledge, skills, responsibilities, experience, performance and potential to contribute to our strategic goals of our NEOs, our overall financial performance, internal pay equity as well as competitive market data provided by Compensia. The Compensation Committee generally reviews base salary levels on an annual basis and may review them more frequently, for example in connection with a promotion, changes in responsibilities, or general cost of living adjustments. As a result of such reviews, in 2023 the Compensation Committee approved increases to the base salaries of Ms. Yuen, Ms. Roberts and Mr. Shiu based on their performance, resulting in base salaries of $700,000, $700,000 and $575,000 per year, respectively.

Annual Cash Incentive Bonuses. We did not offer short-term cash incentive bonus opportunities to any of our NEOs in 2023. Rather, our Board and Compensation Committee continue to believe that our reliance on base salary and long-term incentive compensation in the form of equity awards adequately facilitates the achievement of our corporate operational goals and aligns each NEO’s interests with long-term stockholder interests. We have granted in the past, and may consider granting in the future, cash signing bonuses to executive officers in connection with their joining Penumbra.

Equity Awards. The Compensation Committee grants equity awards from time to time to our employees, including our executive officers, so that their long-term interests are aligned with those of our stockholders, to provide for long-term retention and to incentivize and reward outstanding performance. Equity awards generally take the form of RSUs, although we have granted in the past, and may consider granting in the future, stock options to our executive officers.

RSUs allow our executive officers (including our NEOs) to acquire shares of our common stock on vesting. RSUs generally vest in four equal annual installments, subject to continued service through each vesting date. Stock options allow our executive officers (including our NEOs) to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant. Our stock options generally vest 25% after one year, and then monthly over the subsequent three-year period as to the remaining shares subject to the options, subject to continued service through each vesting date.

Prior to 2023, we did not have an established program of awarding equity grants to our executive officers annually or on any other regular basis. In February 2023, the Compensation Committee adopted the 2023 PSU Program, pursuant to which certain of the Company’s senior employees, including all of our NEOs other than our Chief Executive Officer, are eligible to receive awards of RSUs based on the Company’s achievement against predetermined financial performance targets for the year ended December 31, 2023 as well as individual performance. The financial performance metrics for the 2023 PSU Program were revenue and non-GAAP income from operations, which for 2023 is calculated as GAAP income from operations, excluding a one-time $18.2 million expense associated with the acquisition of in-process research and development and a $9.5 million amortization expense of finite lived intangible assets acquired in connection with the Company’s acquisition of Sixense Enterprises Inc. The Compensation Committee selected revenue and non-GAAP income from operations as the performance metrics for the 2023 PSU Program to incentivize management to balance revenue growth and operating profitability objectives consistent with our long-term strategic plans. The 2023 PSU Program provided for a 75% weighting of the potential award value based on the Company’s achievement with respect to the revenue metric and a 25% weighting of the potential award value based on the Company’s achievement with respect to the non-GAAP income from operations metric.
Potential award values under the 2023 PSU Program were based on the Company’s level of achievement against the 2023 PSU Targets as well as the applicable NEO’s salary for 2023. For each performance metric under the 2023 PSU Program, “threshold,” “below plan,” “at plan” and “above plan” performance levels were set based on the Company’s operating plan for 2023, which performance levels were intended to capture the relative difficulty of achievement of that metric. If we did not achieve at least the “threshold” performance level for a given performance metric, no award value would be assigned to such metric. For the NEOs that participated in the 2023 PSU Program, subject to the performance metric weighting discussed above, (a) if we achieved the “below plan” performance level for a given performance metric, such NEOs would be eligible to receive an award with a value equal to 50% of their 2023 salary, (b) if we achieved the “at plan” performance level for a given performance metric, such NEOs would be eligible to receive an award with a value equal to 75% of their 2023 salary, and (c) if we achieved the “above plan” performance level for a given performance metric, such NEOs would be eligible to receive an award with a value equal to 100% of their 2023 salary.
In February 2024, the Compensation Committee reviewed the Company’s performance against the 2023 PSU Targets and determined that the Company had achieved 2023 revenue of $1,058.5 million and 2023 non-GAAP income from operations of $101.3 million. Based on such determinations, in February 2024, the Compensation Committee granted, as of March 15, 2024, RSU awards to each of Ms. Yuen, Ms. Roberts and Mr. Shiu based on such Company performance determinations as well as individual performance, with the number of RSUs calculated by multiplying the applicable NEO’s 2023 salary by the weighted average achievement percentages for the performance metrics and dividing such product by $258.38, the closing price of our common stock on March 1, 2023. These awards vest in four equal installments, with the first installment vesting on the grant date and the remaining installments vesting annually over the following three years, subject to continued service through each vesting date. More information about these equity awards can be found in the 2023 Grants of Plan-Based Awards Table below.
In February 2024, the Compensation Committee renewed the performance equity program for 2024 on substantially similar terms as the 2023 PSU Program, other than appropriate adjustments to the 2024 performance targets.

Perquisites, Retirement and Other Benefits. We generally do not provide perquisites or other personal benefits to our NEOs other than those available to our employees generally. We have established a 401(k) tax-deferred savings plan (the 401(k) plan), which permits participants, including our NEOs, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the Code). We are responsible for the administrative costs of the 401(k) plan. We also make matching contributions to the 401(k) plan up to specified limits. Mses. Yuen and Roberts and Mr. Shiu participated in the 401(k) plan in 2023. We provide all U.S. employees, including our NEOs, with life insurance equal to twice their annual salary up to a maximum of $1,000,000, as well as with short- and long-term disability insurance.
Our NEOs are eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all of the Company’s full-time employees. The Company does not have or provide any supplemental executive retirement plan or similar plan that provides for specified retirement payments or benefits. Moreover, the Company does not have or provide any defined contribution plan or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Board has authorized our Chief Executive Officer to fly on private aircraft at the expense of the Company when traveling on Company-related business to the extent commercial air travel would be impractical.

Severance and Change in Control Payments and Benefits. None of our current arrangements with our NEOs provide for severance or change in control-related payments or benefits. None of our NEOs is subject to an arrangement that is not terminable at will by the Company.

Equity awards held by our NEOs are subject to the terms of the relevant equity incentive plan and are each governed by an award agreement evidencing such award. The award agreements set forth the terms and conditions of the respective awards and, among other things, describe the effect of various termination events on the vesting of unvested equity awards. All equity awards held by our NEOs provide that all unvested RSUs or options, as applicable, will vest immediately upon a change in control of the Company, subject to continued service through the date of such change in control.

No Gross-ups of Parachute Payments and Deferred Compensation. We did not provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2023, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Other Compensation-Related Policies

Compensation Recoupment Policy

In compliance with the compensation recovery rule mandated by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we maintain a formal policy stating that, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation (cash or equity subject to performance-based vesting based wholly or in part upon the achievement of a financial reporting measure) with respect to the three fiscal years completed immediately preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, the excess, if any, of the incentive-based compensation paid to such executive officer over what would have been paid to the executive officer under the accounting restatement.

 Stock Ownership Guidelines

To align our Chief Executive Officer’s interests with those of our stockholders, we maintain stock ownership guidelines requiring that our Chief Executive Officer hold Penumbra shares with a value equal to three times (3x) his base salary (the Ownership Requirement). The NCG Committee measures compliance with the Ownership Requirement as of the last business day of each calendar year (the Determination Date), based on the adjusted closing price of our common stock as reported by the NYSE on the Determination Date.

For purposes of determining compliance with the Ownership Requirement, the following shares are treated as owned: (i) shares of our common stock owned individually, either directly or indirectly, including shares underlying unvested restricted stock awards and RSUs; and (ii) shares of our common stock owned jointly or separately by a spouse, domestic partner and/or minor children. No other rights to acquire shares of our common stock (including stock options or similar rights) are considered shares of our common stock owned for purposes of meeting the Ownership Requirement.

Should our Chief Executive Officer fail to comply with the Ownership Requirement at any Determination Date, the NCG Committee, in its sole discretion, may review and address any such shortfall in ownership as it deems appropriate.
As of December 31, 2023, our Chief Executive Officer met the Ownership Requirement.

Anti-Hedging and Anti-Pledging Policy

We maintain a formal anti-hedging and anti-pledging policy for our employees (including our executive officers) and directors. Under our Securities Trading Policy, which was adopted by the Board in August 2015 and most recently amended in February 2023, our employees (including our executive officers) and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities, or pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

Compensation Policies and Practices as they relate to Risk Management

The Compensation Committee has reviewed our compensation-related risks, and has determined that our compensation policies and practices do not encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on the Company.

The review conducted by the Compensation Committee focused on the key terms of our compensation programs in 2023, and our plans for such programs in 2024. Among other things, the Compensation Committee focused on whether our compensation programs created incentives for risk-taking behavior and whether existing risk mitigation features and policies were sufficient in light of the overall structure and composition of our compensation policies and programs. Among other things, the Compensation Committee considered the following aspects of our overall compensation policies and programs:

•The base salaries we provide to employees are generally high enough to provide our employees with sufficient income so that they are not dependent on bonus or other income to satisfy their basic cost of living. The base salary for each of our NEOs was above the 90th percentile of the Company’s competitive market as of September 2023, other than Mr. Elsesser, whose base salary was below the competitive market 10th percentile.

•Generally, only our sales employees receive cash bonuses or other short-term cash incentive opportunities, most often in the form of industry-standard commissions or bonuses. We pay our sales employees a base salary that is sufficient to satisfy their basic cost of living, which we believe provides balanced incentives for performance while not encouraging excessive risk taking to achieve sales-related goals.

•Most equity awards granted to non-senior employees have time-based vesting and are not tied to specific performance milestones. In 2021, we converted a portion of our cash bonus program for sales employees to a program providing for equity incentive opportunities in the form of RSUs based on tenure and achievement of sales objectives. Such RSUs vest over a four-year period beginning once tenure or achievement is determined. We plan to continue to provide our sales personnel with appropriate equity incentive opportunities in the future. For 2023, the Compensation Committee adopted a performance equity program for certain senior employees, including all of our NEOs other than our Chief Executive Officer, pursuant to which such employees are eligible to receive RSUs based on the Company’s achievement of certain financial performance targets for 2023 as well as individual performance (for more information about the 2023 PSU Program, see the section above entitled “Principal Elements of Compensation - Equity Awards”). Such RSUs will vest over a three-year period beginning once achievement is determined. In February 2024, the Compensation Committee renewed the performance equity program for 2024 on substantially similar terms as the 2023 PSU Program, other than appropriate adjustments to the 2024 performance targets.

•The risks presented by our incentive compensation programs are mitigated by the fact that (i) the employees participating in such programs are not dependent on income from such programs to satisfy their basic cost of living, (ii) equity incentive compensation program payouts occur over significant periods of time, and (iii) the design and operation of incentive compensation programs in which our executive officers participate, including achievement and payout determinations, are reviewed, overseen and approved by the Compensation Committee.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code (Section 162(m)) limits the amount that we may deduct from our federal income taxes for remuneration paid to certain of our executive officers to one million dollars ($1,000,000) per executive officer per year. While the Compensation Committee will consider deductibility when analyzing potential compensation arrangements, the Compensation Committee believes that it should not be constrained by the deductibility limitations of Section 162(m) where those limitations would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible, and, accordingly, we expect that a portion of our future executive compensation will not be deductible due to the limitations under Section 162(m).

Accounting Treatment

We account for stock compensation in accordance with the authoritative guidance set forth in FASB ASC 718, Compensation - Stock Compensation, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees (including executive officers) and directors, including stock options and RSUs, over the period during which the award recipient is required to perform services in exchange for the award.

For non-performance based awards, the fair value of an award is recognized over the requisite service period (usually the vesting period) on a straight-line basis. For performance-based awards, such as awards granted under the 2023 PSU Program, when the performance targets are probable of being achieved, stock-based compensation costs associated with such awards are recognized on a graded vesting basis over the requisite service period. Graded vesting results in more accelerated expense recognition compared to traditional time-based vesting over the same vesting period. Each reporting period, we monitor the probability of achieving the performance targets and may adjust periodic stock-based compensation expense based on our determination of the likelihood of achieving these performance targets and the estimated number of shares or value of common stock that will vest. For stock options, we estimate the fair value of the award using the Black-Scholes option-valuation model. This calculation is performed for accounting purposes and is reported in the compensation tables below.

2023 Summary Compensation Table
The following table discloses compensation paid by us to our NEOs during fiscal 2023, 2022 and 2021:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
Adam Elsesser Chief Executive Officer and President	2023	$600,000	−	−	−	−	$1,620	$601,620
	2022	$600,000	−	−	−	−	$1,620	$601,620
	2021	$495,815	−	−	−	−	$1,974	$497,789
Maggie Yuen Chief Financial Officer	2023	$655,769	−	−	−	−	$10,274	$666,043
	2022	$650,000	−	$995,955	−	−	$10,980	$1,656,935
	2021	$605,769	−	$965,513	−	−	$10,534	$1,581,816
Johanna Roberts Executive Vice President, General Counsel and Secretary	2023	$655,769	−	−	−	−	$6,121	$661,890
	2022	$650,000	−	$1,991,909	−	−	$5,745	$2,647,654
	2021	$602,885	−	$1,004,699	−	−	$5,958	$1,613,542
Lambert Shiu Chief Accounting Officer	2023	$530,769	−	−	−	−	$9,170	$539,939
	2022	$529,615	−	$499,096	−	−	$9,539	$1,038,250
	2021	$460,046	−	$965,513	−	−	$8,712	$1,434,271

(1)    The amounts reported in this column reflect the aggregate grant date fair value of the equity awards granted to our NEOs computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. For the assumptions used in determining these grant date fair values, see Notes 2 and 12 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 22, 2024. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the NEO will perform the requisite service for the award to vest in full.
(2)    These amounts represent (i) life insurance and short-term and/or long-term disability insurance premium payments for each NEO, (ii) 401(k) matching payments for Mses. Yuen and Roberts and Mr. Shiu, and (iii) a stipend for waiving medical benefits for Mr. Shiu.
Narrative to Summary Compensation Table
Base Salary
Each of our NEOs is paid a base salary reflecting his or her knowledge, skills, responsibilities, experience, performance and potential to contribute to our strategic goals, our overall financial performance, internal pay equity as well as competitive market data provided by Compensia. The salaries of our NEOs are typically reviewed annually, or more frequently if needed, and adjusted when our Board of Directors or Compensation Committee determines an adjustment is appropriate. As a result of such reviews, in 2023 the Compensation Committee approved increases to the base salaries of Ms. Yuen, Ms. Roberts and Mr. Shiu based on their performance, resulting in base salaries of $700,000, $700,000 and $575,000 per year, respectively.
Bonus
While we constantly evaluate the compensation of our NEOs to reward, incentivize and retain them, as appropriate, the Compensation Committee concluded that no cash incentive compensation was necessary in 2023.
Equity-based Compensation
In February 2023, the Compensation Committee adopted the 2023 PSU Program, pursuant to which certain of the Company’s senior employees, including all of our NEOs other than our Chief Executive Officer, are eligible to receive awards of RSUs based on the Company’s achievement against the 2023 PSU Targets as well as individual performance. In February 2024, the Compensation Committee reviewed the Company’s performance against the 2023 PSU Targets and granted RSU awards to each of Ms. Yuen, Ms. Roberts and Mr. Shiu based on such performance determinations as well as individual performance. Please see the section above entitled “Executive Compensation—Compensation Discussion and Analysis” and the 2023 Grants of Plan-Based Awards Table below for more information regarding the 2023 PSU Program.

2023 Grants of Plan-Based Awards Table
The following table sets forth certain information regarding the plan-based awards granted during 2023 to our NEOs.

Name	Estimated Future Payouts Under Incentive Plan Awards(1)			Grant Date	Date of Approval	All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Threshold (#)	Target (#)	Maximum (#)
Adam Elsesser	−	−	−	−	−	−	−	−	−
Maggie Yuen	1,270	1,910	2,540	−	−	−	−	−	−
Johanna Roberts	1,270	1,910	2,540	−	−	−	−	−	−
Lambert Shiu	1,030	1,550	2,060	−	−	−	−	−	−

(1)    Represents possible awards under the 2023 PSU Program based on the Company’s achievement against predetermined financial performance targets for revenue and non-GAAP operating income (calculated as GAAP income from operations, excluding a one-time $18.2 million expense associated with the acquisition of in-process research and development and a $9.5 million amortization expense of finite lived intangible assets acquired in connection with the Company’s acquisition of Sixense Enterprises Inc.) for the year ended December 31, 2023, weighted 75% based on the Company’s revenue achievement and 25% based on the Company’s non-GAAP income from operations metric achievement, as well as individual performance.

Potential award values are based on the Company’s level of achievement against the 2023 PSU Targets as well as the applicable NEO’s salary for 2023. If we achieved the “below plan” performance level for a given performance metric, such NEO would be eligible to receive an award with a value equal to 50% of his or her 2023 salary, (b) if we achieved the “at plan” performance level for a given performance metric, such NEOs would be eligible to receive an award with a value equal to 75% of his or her 2023 salary, and (c) if we achieved the “above plan” performance level for a given performance metric, such NEOs would be eligible to receive an award with a value equal to 100% of his or her 2023 salary.

In February 2024, the Compensation Committee reviewed the Company’s performance against the 2023 PSU Targets and determined that the Company had achieved 2023 revenue of $1,058.5 million and 2023 non-GAAP income from operations of $101.3 million. Based on such determinations, in February 2024, the Compensation Committee granted, as of March 15, 2024, RSU awards to each of Ms. Yuen, Ms. Roberts and Mr. Shiu based on such performance determinations as well as individual performance, with the number of RSUs calculated by multiplying the applicable NEO’s 2023 salary by the weighted average achievement percentages for the performance metrics and dividing such product by $258.38, the closing price of our common stock on March 1, 2023, resulting in awards of 2,070, 2,070 and 1,670 RSUs to Ms. Yuen, Ms. Roberts and Mr. Shiu, respectively. These awards vest in four equal installments, with the first installment vesting on the grant date and the remaining installments vesting annually over the following three years, subject to continued service through each vesting date. More information about the 2023 PSU Program can be found in the section above entitled “Executive Compensation—Compensation Discussion and Analysis”.

2023 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding stock options and RSUs held by our NEOs as of December 31, 2023.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Adam Elsesser	5,000	—	7.75	(1)	3/20/24	—		—
	450,000	—	30.00	(2)	9/16/25	—		—
Maggie Yuen	7,900	—	158.30	(1)	12/15/29	1,875	(3)	471,638
						3,338	(4)	839,641
Johanna Roberts	5,148	—	22.04	(1)	8/11/25	1,080	(5)	271,663
						750	(3)	188,655
						6,675	(4)	1,679,030
Lambert Shiu	5,250	—	12.36	(1)	3/22/25	1,875	(3)	471,638
	13,725	—	22.04	(1)	8/11/25	1,673	(4)	420,826

(1)    Represents an amount determined by the Board to be not less than the fair market value of a share of the Company’s common stock on the grant date.
(2)    Represents the initial public offering price of the Company’s common stock as set forth in the final prospectus with respect to the Company’s Registration Statement on Form S-1 (No. 333-206412).
(3)    RSUs were granted under the 2014 Equity Incentive Plan and will vest with respect to one-half of the shares subject to the RSUs on each of November 15, 2024 and 2025, subject to the applicable NEO’s continued service through each applicable vesting date. In the event of a Change in Control, as defined in the 2014 Equity Incentive Plan, the RSUs will fully vest, subject to the applicable NEO continuing to provide services to us through the occurrence of the Change in Control, as described in further detail below under “Potential Payments upon Termination or Change in Control.”
(4)    RSUs were granted under the 2014 Equity Incentive Plan and will vest with respect to one-third of the shares subject to the RSUs on each of December 15, 2024, 2025 and 2026, subject to the applicable NEO’s continued service through each applicable vesting date. In the event of a Change in Control, as defined in the 2014 Equity Incentive Plan, the RSUs will fully vest, subject to the applicable NEO continuing to provide services to us through the occurrence of the Change in Control, as described in further detail below under “Potential Payments upon Termination or Change in Control.”
(5)    RSUs were granted under the 2014 Equity Incentive Plan and will vest with respect to one-half of the shares subject to the RSUs on each of April 15, 2024 and 2025, subject to Ms. Roberts’ continued service through each applicable vesting date. In the event of a Change in Control, as defined in the 2014 Equity Incentive Plan, the RSUs will fully vest, subject to Ms. Roberts continuing to provide services to us through the occurrence of the Change in Control, as described in further detail below under “Potential Payments upon Termination or Change in Control.”
(6)    Calculated by multiplying the number of RSUs that had not vested as of December 31, 2023 by $251.54, the closing price of our common stock as reported by the NYSE on December 29, 2023.
2023 Options Exercised and Stock Vested Table
The following table sets forth the number and value of options exercised and stock awards that vested in 2023 for each of our NEOs.
Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Adam Elsesser	58,000	16,272,672	—	—
Maggie Yuen	—	—	3,788	913,369
Johanna Roberts	4,302	1,075,729	6,890	1,962,513
Lambert Shiu	2,750	579,453	1,495	350,484

(1)    The value realized on exercise of stock options is calculated as the excess of the closing price of our common stock as reported by the NYSE on the exercise date (or the most recent closing price in the event the exercise date falls on a non-trading day) over the exercise price of the stock options, multiplied by the number of shares acquired.
(2)    The value realized on vesting of stock awards is calculated as the product of the closing price of our common stock as reported by the NYSE on the vesting date (or the most recent closing price in the event the vesting date falls on a non-trading day), multiplied by the number of shares vested.
Executive Officer Employment Arrangements
We do not have formal employment agreements with any of our NEOs. In certain cases, the initial compensation of our NEOs was set forth in an employment offer or promotion letter that we executed with such NEO at the time his or her employment with us commenced or at the time of his or her promotion, as the case may be. All of our NEOs are employed on an “at will” basis. We do not have agreements or policies that would require us to provide severance payments or benefits or change-in-control payments or benefits to our executive officers, other than the provisions under our equity plans and agreements described in the 2023 Outstanding Equity Awards at Fiscal Year-End Table above and as described under “Potential Payments upon Termination or Change in Control” below.

Employee Benefit Plans
Our NEOs are eligible to participate in our 401(k) plan, as well as in the Company’s health, dental, vision and other benefit plans, on the same terms as all other employees. We do not maintain any supplemental health or welfare plans for our NEOs.
Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans.
Potential Payments Upon Termination or Change in Control
None of our employment arrangements with our NEOs provide for severance or change in control-related payments or benefits. All of our employment arrangements with our NEOs are terminable at will by the Company. All equity awards held by our NEOs provide that all unvested RSUs or options, as applicable, will vest immediately upon a change in control of the Company, subject to the award recipient’s continued service through the date of such change in control.

The table below sets forth the intrinsic value, as of December 29, 2023, the final trading day of fiscal 2023, of the unvested equity awards held by our NEOs which would accelerate under the circumstances described in the preceding paragraph. The actual amounts of payments that would be provided can only be determined at the time of the change in control of the Company. Per SEC rules, the intrinsic value of accelerated stock options shown in the table below is the difference between $251.54, the closing price of our common stock as reported by the NYSE on December 29, 2023, and the exercise prices of the accelerated options, if less than $251.54, multiplied by the number of shares of common stock underlying the accelerated options. The intrinsic value of accelerated RSUs is calculated as the number of shares of common stock underlying the accelerated RSUs multiplied by $251.54.

Name	Intrinsic Value of Unvested Equity Awards ($)
Adam Elsesser	—
Maggie Yuen	1,311,278
Johanna Roberts	2,139,348
Lambert Shiu	892,464
CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the following presents information regarding the relationship of the median of the annual total compensation of our employees, other than our Chief Executive Officer, to the annual total compensation of our Chief Executive Officer, Mr. Elsesser.
We identified the median employee for our 2023 pay ratio analysis using the following methodology:
•We selected December 16, 2023 as the date on which to determine our median employee (the Determination Date). As of the Determination Date, we employed approximately 4,200 individuals. This population consisted of full-time, part-time, and temporary employees located in the United States and foreign countries in North America, South America, Asia, Australia and Europe.
•To identify the median employee from our employee population, we compared the amount of salary, wages and benefits of all of our employees who were employed as of the Determination Date, excluding Mr. Elsesser and certain temporary employees for whom we do not determine or have access to their rate of pay and/or overall pay in 2023, as reflected in (i) Box 1 of Form W-2 for 2023 (for our U.S.-based employees) and (ii) information gathered from our 2023 payroll reports from our payroll providers (for our international employees).

•We did not annualize compensation for employees that were not employed for the full year of 2023 and did not make any cost-of-living adjustments in identifying the median employee. Employee pay rates in foreign currencies were converted to U.S. Dollars using relevant exchange rates on December 31, 2023. Using this methodology, we determined that our median employee was a full-time hourly employee working in our manufacturing facilities at our campus in Alameda, California.
In determining our 2023 pay ratio, we combined all elements of our median employee’s compensation for 2023 using the same methodology that we used for calculating Mr. Elsesser’s total compensation shown in the 2023 Summary Compensation Table, resulting in annual total compensation of $69,585. Mr. Elsesser’s annual total compensation, as reported in the 2023 Summary Compensation Table, was $601,620. Based on this information, the ratio of the annual total compensation of Mr. Elsesser to the annual total compensation of our median employee was approximately 9 to 1 for 2023.
We believe that the above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance Table
The following table sets forth certain information regarding the compensation provided to our Chief Executive Officer and our other NEOs and certain measures of Company performance for fiscal 2023, 2022, 2021 and 2020, including revenue, which is our “Company-Selected Measure” for 2023. Please read the section above entitled “Executive Compensation—Compensation Discussion and Analysis” for information regarding the decisions made by our Compensation Committee in regard to NEO compensation.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (in thousands)	Revenue (in thousands)(6)
					Total Shareholder Return	Peer Group Total Shareholder Return(5)
2020	$219,031	$219,031	$475,767	$579,703	$106.53	$132.91	$(15,702)	$560,412
2021	$497,789	$497,789	$1,308,783	$1,967,061	$174.91	$136.96	$5,284	$747,590
2022	$601,620	$601,620	$1,780,946	$1,057,419	$135.42	$104.99	$(2,002)	$847,133
2023	$601,620	$601,620	$622,624	$978,020	$205.84	$120.41	$90,954	$1,058,522
(1)     The Principal Executive Officer (PEO) in fiscal 2023, 2022, 2021 and 2020 is Adam Elsesser. No adjustments were required to be made to the Summary Compensation Table amounts for Mr. Elsesser for any of the fiscal years presented because Mr. Elsesser’s compensation for each year consisted solely of base salary and life insurance and short-term and long-term disability insurance premium payments.
(2)     The NEOs included in the calculation of average non-PEO NEO compensation in fiscal 2020 and 2021 are Maggie Yuen, Johanna Roberts, Lynn Rothman and Lambert Shiu, and the NEOs included in the calculation of average non-PEO NEO compensation in fiscal 2022 and 2023 are Maggie Yuen, Johanna Roberts and Lambert Shiu.
(3)     Adjustments to the compensation actually paid to our non-PEO NEOs reflect the fair values of RSUs and stock options at the required measurement dates, consistent with the approach used to value equity awards at the grant date as described in Notes 2 and 12 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 22, 2024, except that these calculations do not give effect to any estimate of forfeitures related to service-based vesting, but assume that the NEO will perform the requisite service for the award to vest in full. Changes to RSU fair values from the grant date (for current year grants) and from prior year-end (for prior year RSU grants) are based on the closing price of our common stock as reported by the NYSE at the respective measurement dates. Changes to stock option fair values are based on the closing price of our common stock as reported by the NYSE at the respective measurement dates, in addition to updated expected option term, implied volatility of our common stock over the updated expected option term, and risk-free rate assumptions. For all fiscal years presented, the meaningful increases or decreases in stock option fair value at the respective measurement dates from the fair value on the grant date were primarily driven by changes in the stock price.

(4)     SEC rules require certain adjustments to the Summary Compensation Table total compensation to determine the Compensation Actually Paid (CAP) as reported in the Pay Versus Performance Table. In general, CAP reflects changes in the fair value of outstanding equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date), as well as adjustments related to benefits under defined benefit or actuarial pension plans. There were no adjustments related to benefits under defined benefit or actuarial pension plans for any of our NEOs, as we do not maintain any such plans. There were also no adjustments made with respect to equity awards that were granted in 2023, equity awards granted in a prior year that failed to meet vesting conditions in 2023, or dividends or other earnings paid on equity awards not included in another component of the Summary Compensation Table total compensation, since there were no such equity awards or earnings in 2023. The following table sets forth the adjustments to the Summary Compensation Table total compensation to determine the CAP to our non-PEO NEOs for the fiscal year ended December 31, 2023:

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Add change in value of outstanding and unvested stock awards granted in prior years	Add change in value of vested stock awards granted in prior years	Average Compensation Actually Paid to Non-PEO NEOs
2023	$622,624	$167,365	$188,031	$978,020
(5)    The peer group used for Total Shareholder Return is the S&P Healthcare Equipment index.
(6)    Prior to 2023, the Company did not use any financial performance measures to link compensation actually paid to our NEOs to Company performance. In February 2023, the Compensation Committee adopted the 2023 PSU Program, pursuant to which certain of the Company’s senior employees, including all of our NEOs other than our Chief Executive Officer, are eligible to receive awards of RSUs based on the Company’s achievement against predetermined financial performance targets for revenue and non-GAAP operating income (calculated as GAAP income from operations, excluding a one-time $18.2 million expense associated with the acquisition of in-process research and development and a $9.5 million amortization expense of finite lived intangible assets acquired in connection with the Company’s acquisition of Sixense Enterprises Inc.) for the year ended December 31, 2023, weighted 75% based on the Company’s revenue achievement and 25% based on the Company’s non-GAAP income from operations metric achievement, as well as individual performance. Based on such performance metrics, targets and weighting, in the Company’s assessment, revenue represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link the CAP to the Company’s NEOs, for the year ended December 31, 2023, to Company performance.
Narrative to Pay versus Performance Table
Description of Relationship Between PEO and Average non-PEO NEO CAP and Total Shareholder Return
The CAP to our PEO for the fiscal years presented increased by 127.3% from 2020 to 2021, from $219,031 to $497,789, by 20.9% from 2021 to 2022, from $497,789 to $601,620, and remained flat from 2022 to 2023 at $601,620. In order to support our business and workforce in light of the COVID-19 pandemic, Mr. Elsesser voluntarily took a substantial salary reduction in 2020, which continued until March 2021, at which point his salary increased to $600,000 per year, which remains below Mr. Elsesser’s base salary of $725,000 per year prior to the pandemic.

The average CAP to our non-PEO NEOs for the fiscal years presented increased by 239.3% from 2020 to 2021, from $579,703 to $1,967,061, decreased by 46.2% from 2021 to 2022, from $1,967,061 to $1,057,419, and decreased by 7.5% from 2022 to 2023, from $1,057,419 to $978,020. In order to support our business and workforce in light of the COVID-19 pandemic, all of our executive officers, including our NEOs, voluntarily took salary reductions for a portion of 2020.

The Company’s cumulative Total Shareholder Return (TSR) for the periods presented increased by 6.5% during 2020 and by 64.2% from 2020 to 2021, decreased by 22.6% from 2021 to 2022, and increased by 52.0% from 2022 to 2023. Compared to the cumulative TSR of the S&P Healthcare Equipment index for the periods presented, the Company’s cumulative TSR was less than the cumulative TSR of the S&P Healthcare Equipment index by 19.8% in 2020 and was greater than the cumulative TSR of the S&P Healthcare Equipment index by 27.7% in 2021, by 29.0% in 2022, and by 70.9% in 2023.

Description of Relationship Between PEO and Average non-PEO NEO CAP and Net (Loss) Income
The CAP to our PEO for the fiscal years presented increased by 127.3% from 2020 to 2021, from $219,031 to $497,789, by 20.9% from 2021 to 2022, from $497,789 to $601,620, and remained flat from 2022 to 2023 at $601,620. In order to support our business and workforce in light of the COVID-19 pandemic, Mr. Elsesser voluntarily took a substantial salary reduction in 2020, which continued until March 2021, at which point his salary increased to $600,000 per year, which remains below Mr. Elsesser’s base salary of $725,000 per year prior to the pandemic.
The average CAP to our non-PEO NEOs for the fiscal years presented increased by 239.3% from 2020 to 2021, from $579,703 to $1,967,061, decreased by 46.2% from 2021 to 2022, from $1,967,061 to $1,057,419, and decreased by 7.5% from 2022 to 2023, from $1,057,419 to $978,020. In order to support our business and workforce in light of the COVID-19 pandemic, all of our executive officers, including our NEOs, voluntarily took salary reductions for a portion of 2020.
The Company’s net (loss) income for the fiscal years presented increased by approximately $21.0 million from 2020 to 2021, from a net loss of approximately $15.7 million to net income of approximately $5.3 million, decreased by approximately $7.3 million from 2021 to 2022, from net income of approximately $5.3 million to a net loss of approximately $2.0 million, and increased by approximately $93.0 million from 2022 to 2023, from a net loss of approximately $2.0 million to net income of approximately $91.0 million.
Description of Relationship Between PEO and Average non-PEO NEO CAP and Revenue
The CAP to our PEO for the fiscal years presented increased by 127.3% from 2020 to 2021, from $219,031 to $497,789, by 20.9% from 2021 to 2022, from $497,789 to $601,620, and remained flat from 2022 to 2023 at $601,620. In order to support our business and workforce in light of the COVID-19 pandemic, Mr. Elsesser voluntarily took a substantial salary reduction in 2020, which continued until March 2021, at which point his salary increased to $600,000 per year, which remains below Mr. Elsesser’s base salary of $725,000 per year prior to the pandemic.
The average CAP to our non-PEO NEOs for the fiscal years presented increased by 239.3% from 2020 to 2021, from $579,703 to $1,967,061, decreased by 46.2% from 2021 to 2022, from $1,967,061 to $1,057,419, and decreased by 7.5% from 2022 to 2023, from $1,057,419 to $978,020. In order to support our business and workforce in light of the COVID-19 pandemic, all of our executive officers, including our NEOs, voluntarily took salary reductions for a portion of 2020.
The Company’s revenue for the fiscal years presented increased by 33.4% from 2020 to 2021, from approximately $560.4 million to approximately $747.6 million, by 13.3% from 2021 to 2022, from approximately $747.6 million to approximately $847.1 million, and by 25.0% from 2022 to 2023, from approximately $847.1 million to approximately $1,058.5 million.
2023 Financial Performance Measures
The following list sets forth the financial performance measures which, in the Company’s assessment, represent the most important financial performance measures used by the Company to link the CAP to the Company’s NEOs, for the year ended December 31, 2023, to Company performance:
•Revenue
•Non-GAAP income from operations

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Availability Notice or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Proxy Availability Notice or other Annual Meeting Materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Proxy Availability Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Availability Notice or proxy materials, please notify your broker or contact Broadridge Financial Solutions, Inc. in writing: Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717; or by telephone: 1-866-540-7095. Stockholders who currently receive multiple copies of the Proxy Availability Notice or proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Availability Notice or proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
APPROVAL
The contents of this Proxy Statement and the sending thereof to the stockholders have been authorized by the Board.
By Order of the Board of Directors
Johanna Roberts
Executive Vice President, General Counsel and Secretary
April 24, 2024
A copy of our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 22, 2024, is available without charge upon written request to Investor Relations, Penumbra, Inc., One Penumbra Place, Alameda, CA 94502 or by accessing a copy on Penumbra’s website at www.penumbrainc.com in the Investors section under “SEC Filings.”

Penumbra

PENUMBRA, INC.
ONE PENUMBRA PLACE
ALAMEDA, CA 94502

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42091-P05206

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENUMBRA, INC.

The Board of Directors recommends you vote FOR all director nominees and FOR proposals 2 and 3:

	For All	Withhold All	For All Except
1. To elect the nominees for Class III director to serve until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Adam Elsesser
02) Harpreet Grewal

NOTE: Your proxy holder will also vote on any such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

V42092-P05206

Penumbra, Inc.
Annual Meeting of Stockholders
June 5, 2024 11:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Adam Elsesser and Johanna Roberts, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Penumbra, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM PDT on June 5, 2024, in building 1310 on the company's campus at One Penumbra Place, Alameda, CA 94502, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

This proxy is governed by the laws of the State of Delaware.

Continued and to be signed on reverse side